SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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NOTICE OF
2009 ANNUAL MEETING OF SHAREHOLDERS
AND
PROXY STATEMENT

SYNOVUS®

SYNOVUS®

NOTICE OF THE 2009 ANNUAL MEETING OF SHAREHOLDERS

TIME	10:00 a.m. Thursday, April 23, 2009
PLACE	RiverCenter for the Performing Arts 900 Broadway Columbus, Georgia 31901
ITEMS OF BUSINESS	(1) To elect as directors the 18 nominees named in the attached proxy statement.
(2) To ratify the appointment of KPMG LLP as Synovus’ independent auditor for the year 2009.
(3) To approve the compensation of Synovus’ named executive officers as determined by the Compensation Committee.
(4) To transact such other business as may properly come before the meeting and any adjournment thereof.
WHO MAY VOTE	You can vote if you were a shareholder of record on February 13, 2009.
ANNUAL REPORT	A copy of the Annual Report accompanies this proxy statement.
PROXY VOTING	Your vote is important. Please vote in one of these ways:
(1) Use the toll-free telephone number shown on your proxy card;
(2) Visit the Internet website listed on your proxy card;
(3) Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope provided; or
(4) Submit a ballot at the Annual Meeting.

This Notice of the 2009 Annual Meeting of Shareholders and the accompanying Proxy Statement are sent by order of the Board of Directors.

Samuel F. Hatcher
Secretary

Columbus, Georgia
March 13, 2009

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE VOTE YOUR SHARES PROMPTLY.

PROXY STATEMENT

VOTING INFORMATION

Purpose

You received this Proxy Statement and the accompanying proxy card because the Synovus Board of Directors is soliciting proxies to be used at the 2009 Annual Meeting of Shareholders, or “Annual Meeting”, which will be held on April 23, 2009, at 10:00 a.m., at the RiverCenter for the Performing Arts, 900 Broadway, Columbus, Georgia 31901. Proxies are solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting or any adjournment of that meeting.

Internet Availability of Proxy Materials

As permitted by the federal securities laws, Synovus is making this Proxy Statement and 2008 Annual Report available to it shareholders primarily via the Internet instead of mailing printed copies of these materials to each shareholder. On March 13, 2009, we mailed to our shareholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability, or “Notice”, containing instructions on how to access our proxy materials, including the Proxy Statement and accompanying 2008 Annual Report. These proxy materials are being made available to our shareholders on or about March 13, 2009. The Notice also provides instructions regarding how to access your proxy card to vote through the Internet or by telephone. The Proxy Statement and Annual Report are also available on our website at www.synovus.com/2009annualmeeting.

If you received a Notice by mail, you will not receive a printed copy of the proxy materials by mail unless you request printed materials. If you wish to receive printed proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

If you receive more than one Notice, it means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the Internet or by telephone or sign and return by mail all proxy cards.

Who Can Vote

You are entitled to vote if you were a shareholder of record of Synovus common stock as of the close of business on February 13, 2009. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.

If your shares are held in the name of a bank or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting will also be offered to shareholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

Quorum and Shares Outstanding

A majority of the votes entitled to be cast by the holders of the outstanding shares of Synovus stock must be present, either in person or represented by proxy, in order to conduct the Annual Meeting. On February 13, 2009, 330,369,072 shares of Synovus stock were outstanding.

Proxies

The Board has designated two individuals to serve as proxies to vote the shares represented by proxies at the Annual Meeting. If you properly submit a proxy but do not specify how you want your shares to be voted, your shares will be voted by the designated proxies in accordance with the Board’s recommendations as follows:

(1) FOR the election of the 18 director nominees named in this Proxy Statement;

(2) FOR the ratification of the appointment of KPMG LLP as Synovus’ independent auditor for the year 2009; and

(3) FOR the approval of the compensation of Synovus’ named executive officers as determined by the Compensation Committee.

The designated proxies will vote in their discretion on any other matter that may properly come before the Annual Meeting. At this time, we are unaware of any matters, other than as set forth above, that may properly come before the Annual Meeting.

Voting of Shares

Holders of Synovus common stock are entitled to ten votes on each matter submitted to a vote of shareholders for each share of Synovus common stock owned on February 13, 2009 which: (1) has had the same owner since February 13, 2005; (2) was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same owner who acquired it under such plan; (3) is held by the same owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus’ Board of Directors approving the acquisition specifically grant ten votes per share; (4) was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same owner for whom it was acquired under any such plan; (5) is held by the same owner to whom it was issued by Synovus, or to whom it was transferred by Synovus from treasury shares, and the resolutions adopted by Synovus’ Board of Directors approving such issuance and/or transfer specifically grant ten votes per share; (6) was acquired as a direct result of a stock split, stock dividend or other type of share distribution if the share as to which it was distributed was acquired prior to, and has been held by the same owner since, February 13, 2005; (7) has been owned continuously by the same shareholder for a period of 48 consecutive months prior to the record date of any meeting of shareholders at which the share is eligible to be voted; or (8) is owned by a holder who, in addition to shares which are owned under the provisions of (1)-(7) above, is the owner of less than 1,139,063 shares of Synovus stock (which amount has been appropriately adjusted to reflect stock splits and with such amount to be appropriately adjusted to properly reflect any other change in Synovus stock by means of a stock split, a stock dividend, a recapitalization or otherwise). Shareholders of shares of Synovus stock not described above are entitled to one vote per share for each share. The actual voting power of each holder of shares of Synovus common stock will be based on information possessed by Synovus at the time of the Annual Meeting.

Synovus common stock is registered with the Securities and Exchange Commission and is traded on the New York Stock Exchange, or “NYSE”. Accordingly, Synovus stock is subject to the provisions of an NYSE rule which, in general, prohibits a company’s common stock and equity securities from being authorized or remaining authorized for trading on the NYSE if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, the rule contains a “grandfather” provision, under which Synovus’ ten vote provision falls, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted. The number of votes that each shareholder will be entitled to exercise at the Annual Meeting will depend upon whether each share held by the shareholder meets the requirements which entitle one share of Synovus stock to ten votes on each matter submitted to a vote of shareholders. Shareholders of Synovus stock must complete the Certification on the proxy in order for any of the shares represented by the proxy to be entitled to ten votes per share. All shares entitled to vote and represented in person or by properly completed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted in accordance with instructions indicated on those proxies.

SHAREHOLDERS WHO DO NOT CERTIFY ON THEIR PROXIES SUBMITTED BY MAIL, INTERNET OR PHONE THAT THEY ARE ENTITLED TO TEN VOTES PER SHARE WILL BE ENTITLED TO ONLY ONE VOTE PER SHARE.

Synovus Stock Plans:  If you participate in the Synovus Dividend Reinvestment and Direct Stock Purchase Plan, the Synovus Employee Stock Purchase Plan and/or the Synovus Director Stock Purchase Plan, your proxy card represents shares held in the respective plan, as well as shares you hold directly in certificate form registered in the same name.

Required Votes

Election of 18 Directors.  To be elected, each director nominee must receive more votes cast “for” such nominee’s election than votes cast “against” such nominee’s election. If a nominee who currently is serving as a director does not receive the required vote for re-election, Georgia law provides that such director will continue to serve on the Board of Directors as a “holdover” director. However, under Synovus’ Corporate Governance Guidelines, each holdeover director is required to tender an irrevocable resignation that will be effective upon the Board’s acceptance of such resignation. In that situation, our Nominating and Corporate Governance Committee would consider the resignation and make a recommendation to the Board of Directors about whether to accept or reject such resignation and publicly disclose its decision within 90 days following certification of the shareholder vote.

Ratification of Appointment of Independent Auditor.  The affirmative vote of a majority of the votes cast is needed to ratify the appointment of KPMG LLP as Synovus’ independent auditor for 2009.

Approval of Compensation of Named Executive Officers.  The affirmative vote of a majority of the votes cast is needed to approve the advisory proposal on the compensation of Synovus’ named executive officers.

Abstentions and Broker Non-Votes

Under certain circumstances, brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the broker (a “broker non-vote”). In these cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to those matters. Abstentions and broker non-votes will have no effect on the outcome of the vote for any of the proposals to be voted on at the Annual Meeting.

How You Can Vote

If you hold shares in your own name, you may vote by proxy or in person at the meeting. To vote by proxy, you may select one of the following options:

Vote By Telephone:

You can vote your shares by telephone by calling the toll-free telephone number (at no cost to you) shown on your proxy card. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card.

Vote By Internet:

You can also choose to vote on the Internet. The website for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been properly recorded, and you can consent to view future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you vote on the Internet, you do NOT need to return your proxy card.

Vote By Mail:

If you choose to vote by mail, simply mark your proxy card, date and sign it, sign the Certification and return both in the postage-paid envelope provided.

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting.

Revocation of Proxy

If you are a shareholder of record and vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. You may do this by (1) signing another proxy card with a later date and returning it to us prior to the Annual Meeting, (2) voting again by telephone or on the Internet prior to the Annual Meeting, or (3) attending the Annual Meeting in person and casting a ballot.

If your Synovus shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change or revoke your vote.

Attending the Annual Meeting

The Annual Meeting will be held on Thursday, April 23, 2009 at the RiverCenter for the Performing Arts, 900 Broadway, Columbus, Georgia. Directions to the RiverCenter can be obtained from the Investor Relations page of Synovus’ website at www.synovus.com. If you are unable to attend the meeting, you can listen to it live and view the slide presentation over the Internet at www.synovus.com/2009annualmeeting. Additionally, we will maintain copies of the slides and audio of the presentation for the Annual Meeting on our website for reference after the meeting. Information included on Synovus’ website, other than the Proxy Statement and form of proxy, is not a part of the proxy soliciting material.

Voting Results

You can find the official results of the voting at the Annual Meeting in Synovus’ Form 10-Q for the second quarter of 2009, which Synovus will file with the Securities and Exchange Commission (“SEC”) no later than August 10, 2009.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Philosophy

The business affairs of Synovus are managed under the direction of the Board of Directors in accordance with the Georgia Business Corporation Code, as implemented by Synovus’ Articles of Incorporation and bylaws. The role of the Board of Directors is to effectively govern the affairs of Synovus for the benefit of its shareholders and other constituencies. The Board strives to ensure the success and continuity of business through the election of qualified management. It is also responsible for ensuring that Synovus’ activities are conducted in a responsible and ethical manner. Synovus is committed to having sound corporate governance principles.

Independence

The NYSE listing standards provide that a director does not qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with Synovus. The Board has established categorical standards of independence to assist it in determining director independence which conform to the independence requirements in the NYSE listing standards. The categorical standards of independence are incorporated within our Corporate Governance Guidelines, are attached to this Proxy Statement as Appendix A and are also available in the Corporate Governance Section of our website at www.synovus.com/governance.

The Board has affirmatively determined that a majority of its members are independent as defined by the listing standards of the NYSE and meet the categorical standards of independence set by the Board. Synovus’ Board has determined that the following directors are independent: Daniel P. Amos, Richard Y. Bradley, Frank W. Brumley, Elizabeth W. Camp, T. Michael Goodrich, V. Nathaniel Hansford, Mason H. Lampton, Elizabeth C. Ogie, H. Lynn Page, J. Neal Purcell, Melvin T. Stith, William B. Turner, Jr. and James D. Yancey. Please see “Certain Relationships and Related Transactions” on page    which includes information with respect to relationships between Synovus and its independent directors. These relationships have been considered by the Board in determining a director’s independence from Synovus under Synovus’ Corporate Governance Guidelines and the NYSE listing standards and were determined to be immaterial.

Attendance at Meetings

The Board of Directors held six meetings in 2008. All directors attended at least 75% of Board and committee meetings held during their tenure during 2008 except Mr. Amos, who attended at least 66% of Board and committee meetings. The average attendance by directors at the aggregate number of Board and committee meetings they were scheduled to attend was 95%. Although Synovus has no formal policy with respect to Board members’ attendance at its annual meetings, it is customary for all Board members to attend the annual meetings. All but one of Synovus’ directors who were serving at the time attended Synovus’ 2008 Annual Meeting of Shareholders.

Committees of the Board

Synovus’ Board of Directors has four principal standing committees — an Executive Committee, an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation Committee. Each committee has a written charter adopted by the Board of Directors that complies with the listing standards of the NYSE pertaining to corporate governance. Copies of the committee charters are available in the Corporate Governance section of our website at www.synovus.com/governance. The Board has determined that each member of the Audit, Corporate Governance and Nominating and Compensation Committees is an independent director as defined by the listing standards of the NYSE and our Corporate

Governance Guidelines. The following table shows the membership of the various committees as of the date of this Proxy Statement.

Corporate Governance
Executive	Audit	and Nominating	Compensation

V. Nathaniel Hansford, Chair	J. Neal Purcell, Chair	Richard Y. Bradley, Chair	T. Michael Goodrich, Chair*
Richard E. Anthony	Elizabeth W. Camp	Daniel P. Amos	V. Nathaniel Hansford
James H. Blanchard	H. Lynn Page	Frank W. Brumley	Mason H. Lampton
Richard Y. Bradley	Melvin T. Stith	Elizabeth C. Ogie
Gardiner W. Garrard, Jr.
T. Michael Goodrich
Mason H. Lampton
J. Neal Purcell
William B. Turner, Jr.
James D. Yancey

*	Mr. Goodrich was elected as Chairman of the Compensation Committee on January 22, 2009. Prior to that date, Mr. Hansford served as Chairman of the Compensation Committee.

Executive Committee.  Synovus’ Executive Committee held four meetings in 2008. During the intervals between meetings of Synovus’ Board of Directors, Synovus’ Executive Committee possesses and may exercise any and all of the powers of Synovus’ Board of Directors in the management and direction of the business and affairs of Synovus with respect to which specific direction has not been previously given by Synovus’ Board of Directors unless Board action is required by Synovus’ governing documents, law or rule.

Audit Committee.  Synovus’ Audit Committee held 10 meetings in 2008. Its report is on page   . The Board has determined that all four members of the Committee are independent and financially literate under the rules of the NYSE and that at least one member, J. Neal Purcell, is an “audit committee financial expert” as defined by the rules of the SEC. The primary functions of Synovus’ Audit Committee include:

•	Monitoring the integrity of Synovus’ financial statements, Synovus’ systems of internal controls and Synovus’ compliance with regulatory and legal requirements;

•	Monitoring Synovus’ enterprise risk management framework;

•	Monitoring the independence, qualifications and performance of Synovus’ independent auditor and internal auditing activities; and

•	Providing an avenue of communication among the independent auditor, management, internal audit and the Board of Directors.

Corporate Governance and Nominating Committee.  Synovus’ Corporate Governance and Nominating Committee held three meetings in 2008. The primary functions of Synovus’ Corporate Governance and Nominating Committee include:

•	Identifying qualified individuals to become Board members;

•	Recommending to the Board the director nominees for each annual meeting of shareholders and director nominees to be elected by the Board to fill interim director vacancies;

•	Overseeing the annual review and evaluation of the performance of the Board and its committees;

•	Developing and recommending to the Board corporate governance guidelines; and

•	Developing and recommending to the Board compensation for non-employee directors.

Compensation Committee.  Synovus’ Compensation Committee held six meetings in 2008. Its report is on page   . The primary functions of Synovus’ Compensation Committee include:

•	Designing and overseeing Synovus’ executive compensation program;

•	Designing and overseeing all compensation and benefit programs in which employees and officers of Synovus are eligible to participate; and

•	Performing an annual evaluation of the Chief Executive Officer.

The Compensation Committee’s charter reflects these responsibilities and allows the Committee to delegate any matters within its authority to individuals or subcommittees it deems appropriate. In addition, the Committee has the authority under its charter to retain outside advisors to assist the Committee in the performance of its duties. In January 2008, the Committee retained the services of Hewitt Associates (“Hewitt”) for 2008 to:

•	Provide ongoing recommendations regarding executive compensation consistent with Synovus’ business needs, pay philosophy, market trends and latest legal and regulatory considerations;

•	Provide market data for base salary, short-term incentive and long-term incentive decisions; and

•	Advise the Committee as to best practices.

Hewitt was engaged directly by the Committee, although the Committee also directed that Hewitt continue to work with Synovus’ management. Synovus’ Director of Human Resources and his staff develop executive compensation recommendations for the Committee’s consideration in conjunction with Synovus’ Chief Executive Officer and Chief People Officer and with the advice of Hewitt.

Synovus’ Director of Human Resources works with the Chairman of the Committee to establish the agenda for Committee meetings. Management also prepares background information for each Committee meeting. Synovus’ Chief People Officer and Director of Human Resources attend all Committee meetings, while Synovus’ Chief Executive Officer attends some Committee meetings by invitation of the Committee, such as the Committee meeting in which his performance is reviewed with the Committee or other meetings upon the request of the Committee. The Chief Executive Officer, Chief People Officer and the Director of Human Resources do not have authority to vote on Committee matters. A compensation consultant with Hewitt attended 5 of the Committee meetings held during 2008 upon the request of the Committee.

Compensation Committee Interlocks and Insider Participation.  Messrs. Hansford, Goodrich and Lampton served on the Compensation Committee during 2008. None of these individuals is or has been an officer or employee of Synovus. There are no Compensation Committee interlocks.

Consideration of Director Candidates

Shareholder Candidates.  The Corporate Governance and Nominating Committee will consider candidates for nomination as a director submitted by shareholders. Although the Committee does not have a separate policy that addresses the consideration of director candidates recommended by shareholders, the Board does not believe that such a separate policy is necessary as Synovus’ bylaws permit shareholders to nominate candidates and as one of the duties set forth in the Corporate Governance and Nominating Committee charter is to review and consider director candidates submitted by shareholders. The Committee will evaluate individuals recommended by shareholders for nomination as directors according to the criteria discussed below and in accordance with Synovus’ bylaws and the procedures described under “Shareholder Proposals and Nominations” on page   .

Director Qualifications.  Synovus’ Corporate Governance Guidelines contain Board membership criteria considered by the Corporate Governance and Nominating Committee in recommending nominees for a position on Synovus’ Board. The Committee believes that, at a minimum, a director candidate must possess personal and professional integrity, sound judgment and forthrightness. A director candidate must also have sufficient time and energy to devote to the affairs of Synovus, be free from conflicts of interest with Synovus, must not have reached the retirement age for Synovus directors and be willing to make, and financially capable of making, the required investment in Synovus’ stock pursuant to Synovus’ Director Stock Ownership Guidelines. The Committee also considers the following criteria when reviewing a director candidate:

•	The extent of the director’s/potential director’s business acumen and experience;

•	Whether the director/potential director assists in achieving a mix of Board members that represents a diversity of background and experience, including with respect to age, gender, race, place of residence and specialized experience;

•	Whether the director/potential director meets the independence requirements of the listing standards of the NYSE;

•	Whether the director/potential director would be considered a “financial expert” or “financially literate” as defined in the listing standards of the NYSE;

•	Whether the director/potential director, by virtue of particular technical expertise, experience or specialized skill relevant to Synovus’ current or future business, will add specific value as a Board member; and

•	Whether the director/potential director possesses a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

Identifying and Evaluating Nominees

The Corporate Governance and Nominating Committee has two primary methods for identifying director candidates (other than those proposed by Synovus’ shareholders, as discussed above). First, on a periodic basis, the Committee solicits ideas for possible candidates from a number of sources including members of the Board, Synovus executives and individuals personally known to the members of the Board. Second, the Committee is authorized to use its authority under its charter to retain at Synovus’ expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms).

The Committee will consider all director candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. The director candidates are evaluated at regular or special meetings of the Committee and may be considered at any point during the year. If based on the Committee’s initial evaluation a director candidate continues to be of interest to the Committee, the Chair of the Committee will interview the candidate and communicate his evaluation to the other Committee members and executive management. Additional interviews are conducted, if necessary, and ultimately the Committee will meet to finalize its list of recommended candidates for the Board’s consideration.

Meetings of Non-Management and Independent Directors

The non-management directors of Synovus meet separately at least four times a year after each regularly scheduled meeting of the Board of Directors. Synovus’ independent directors meet at least once a year. V. Nathaniel Hansford, Synovus’ Lead Director, presides at the meetings of non-management and independent directors.

Communicating with the Board

Synovus’ Board provides a process for shareholders and other interested parties to communicate with one or more members of the Board, including the Lead Director, or the non-

management or independent directors as a group. Shareholders and other interested parties may communicate with the Board by writing the Board of Directors, Synovus Financial Corp., c/o General Counsel’s Office, 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901 or by calling (800) 240-1242. These procedures are also available in the Corporate Governance section of our website at www.synovus.com/governance. Synovus’ process for handling shareholder and other communications to the Board has been approved by Synovus’ independent directors.

Additional Information about Corporate Governance

Synovus has adopted Corporate Governance Guidelines which are regularly reviewed by the Corporate Governance and Nominating Committee. We have also adopted a Code of Business Conduct and Ethics which is applicable to all directors, officers and employees. In addition, we maintain procedures for the confidential, anonymous submission of any complaints or concerns about Synovus, including complaints regarding accounting, internal accounting controls or auditing matters. Shareholders may access Synovus’ Corporate Governance Guidelines, Code of Business Conduct and Ethics, each committee’s current charter, procedures for shareholders and other interested parties to communicate with the Lead Director or with the non-management or independent directors individually or as a group and procedures for reporting complaints and concerns about Synovus, including complaints concerning accounting, internal accounting controls and auditing matters in the Corporate Governance section of our website at www.synovus.com/governance. Copies of these documents are also available in print upon written request to the Corporate Secretary, Synovus Financial Corp., 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901.

DIRECTOR COMPENSATION

Director Compensation Table

The following table summarizes the compensation paid by Synovus to directors for the year ended December 31, 2008.

	Fees Earned
	or Paid in	Stock	All Other
Name	Cash ($)	Awards ($)(1)	Compensation ($)		Total ($)

Daniel P. Amos	$47,500	$14,012	$10,000	(2)	$71,512
James H. Blanchard	50,000	9,013	130,579	(3)(4)	189,592
Richard Y. Bradley	65,000	15,145	9,800	(3)	89,945
Frank W. Brumley	47,500	14,012	31,850	(2)(3)(5)	93,362
Elizabeth W. Camp	55,000	14,012	15,500	(2)(3)	84,512
Gardiner W. Garrard, Jr.	50,000	14,012	9,800	(3)(5)	73,812
T. Michael Goodrich	60,000	14,012	19,750	(2)(3)	93,762
V. Nathaniel Hansford	75,000	14,012	16,550	(2)(3)	105,562
Mason H. Lampton	60,000	14,012	10,000	(2)	84,012
Elizabeth C. Ogie	47,500	14,012	5,900	(3)	67,412
H. Lynn Page	55,000	14,012	9,900	(3)	78,912
J. Neal Purcell	80,000	14,012	10,000	(2)	104,012
Melvin T. Stith	55,000	14,012	10,000	(2)	79,012
Philip W. Tomlinson	40,000	3,658	5,000	(2)	48,658
William B. Turner, Jr.	50,000	14,012	6,600	(3)	70,612
James D. Yancey	50,000	14,012	39,000	(2)(3)(5)(6)	103,012

**	Compensation for Messrs. Anthony and Green for service on the Synovus Board is described under the Summary Compensation Table found on page .

(1)	The grant date fair value of the 1,000 restricted shares of Synovus stock awarded to each director in 2008 was $12,400. The amounts in this column reflects the dollar amount recognized as accounting expense for financial statement reporting purposes for the year ended December 31, 2008 in accordance with FAS 123(R) and includes amounts from awards granted in 2008 and prior to 2008. For a discussion of the restricted stock awards reported in this column, see Note 20 of Notes to Consolidated Financial Statements in the Financial Appendix. At December 31, 2008, Mr. Tomlinson held 1,000 shares of Synovus restricted stock, none of which are vested, and the other directors each held 1,500 shares of Synovus restricted stock, none of which are vested. Dividends are paid on the restricted stock award shares.

(2)	Includes $10,000 in contributions made by Synovus under Synovus’ Director Stock Purchase Plan for this director, except that $7,500 is included for Mr. Hansford and $5,000 is included for Mr. Tomlinson. As described more fully below, qualifying directors can elect to contribute up to $5,000 per calendar quarter to make purchases of Synovus stock, and Synovus contributes an additional amount equal to 50% of the directors’ cash contributions under the plan.

(3)	Includes compensation of $5,400 for Mr. Blanchard, $9,800 for Mr. Bradley, $15,850 for Mr. Brumley, $5,500 for Ms. Camp, $3,800 for Mr. Garrard, $9,750 for Mr. Goodrich, $9,050 for Mr. Hansford, $5,900 for Ms. Ogie, $9,900 for Mr. Page, $6,600 for Mr. Turner and $23,000 for Mr. Yancey for service as a director of certain of Synovus’ subsidiaries.

(4)	Includes perquisite of $106,974 for Mr. Blanchard for providing him with administrative assistance and includes the incremental cost to Synovus of $9,633 for providing him with personal use of corporate aircraft. Also includes the incremental costs incurred by Synovus, if any, for providing Mr. Blanchard with office space and security alarm monitoring. In calculating the incremental cost to Synovus of providing Mr. Blanchard with administrative assistance, Synovus aggregated the cost of providing salary, benefits and office space (based on lease payments per square foot) to Mr. Blanchard’s administrative assistant. In calculating the incremental cost to Synovus of providing Mr. Blanchard with personal use of corporate aircraft, Synovus aggregated the cost of fuel, maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs and smaller variable costs. Since the company owned aircraft are used primarily for business travel, the calculation does not include fixed costs that do not change based on usage, such as pilots’ salaries and the purchase costs of the aircraft. Amounts for office space and security alarm monitoring are not quantified because they do not exceed the greater of $25,000 or 10% of the total amount of prerequisites.

(5)	Includes $6,000 for service on the Real Estate Committee, an advisory committee to the Board of Directors. The Real Estate Committee held six meetings in 2008, with each member receiving $1,000 per meeting.

(6)	Includes the incremental costs incurred by Synovus, if any, for providing Mr. Yancey with security alarm monitoring.

Director Compensation Program

The Corporate Governance and Nominating Committee is responsible for the oversight and administration of the Synovus director compensation program. The Committee’s charter reflects these responsibilities and does not allow the Committee to delegate its authority to any person other than the members of the Corporate Governance and Nominating Committee. Under its charter, the Committee has authority to retain outside advisors to assist the Committee in performance of its duties. In November 2006, the Committee retained Mercer Human Resource Consulting (“Mercer”) to review the competitiveness of the Synovus director compensation program. Mercer was directed to evaluate existing peer groups of companies against which to benchmark director compensation at Synovus and to review and compare director pay practices at Synovus to industry peer companies and to those of general industry companies, analyzing compensation, long-term incentive compensation and total compensation. The Committee, with the assistance of Mercer, studied compensation at a peer group of 26 companies in the banking industry and at 350 large industrial, financial and service organizations. The Committee also asked Mercer to review recent director pay trends, including shifts in pay mix, equity compensation trends and changes related to increased responsibilities and liability. Mercer’s recommendations for director compensation were then presented to the Committee. The Committee discussed and considered these recommendations and recommended to the Board that it approve the current compensation structure for non-management directors. The decisions made by the Committee are the responsibility of the Committee and may reflect factors and considerations other than the information and recommendations provided by Mercer.

Cash Compensation of Directors.  As reflected in the “Fees Earned or Paid in Cash” column of the Director Compensation Table above, for the fiscal year ended December 31, 2008, directors of Synovus received an annual cash retainer of $40,000, with Compensation Committee and Executive Committee members receiving an additional cash retainer of $10,000, Corporate Governance and Nominating Committee members receiving an additional cash retainer of $7,500 and Audit Committee members receiving an additional cash retainer of $15,000. In addition, the Chairperson of the Corporate Governance and Nominating Committee received a $7,500 cash retainer, the Chairperson of the Compensation Committee received a $10,000 cash retainer, the Chairperson of the Audit Committee received a $15,000 cash retainer and the Lead Director received a $5,000 cash retainer. Directors who are employees of Synovus do not receive any additional compensation for their service on the Board.

By paying directors an annual retainer, Synovus compensates each director for his or her role and judgment as an advisor to Synovus, rather than for his or her attendance or effort at individual meetings. In so doing, directors with added responsibility are recognized with higher cash compensation. For example, members of the Audit Committee receive a higher cash retainer based upon the enhanced duties, time commitment and responsibilities of service on that committee. The Corporate Governance and Nominating Committee believes that this additional cash compensation is appropriate. In addition, directors may from time to time receive compensation for serving on special committees of the Synovus Board.

Directors may elect to defer all or a portion of their cash compensation under the Synovus Directors’ Deferred Compensation Plan. The Directors’ Deferred Compensation Plan does not provide directors with an “above market” rate of return. Instead, the deferred amounts are deposited into one or more investment funds at the election of the director. In so doing, the plan is designed to allow directors to defer the income taxation of a portion of their compensation and to receive an investment return on those deferred amounts. All deferred fees are payable only in cash. Each of Messrs. Hansford and Purcell and Ms. Camp deferred all of their cash compensation under this plan during 2008.

Equity Compensation of Directors.  During 2008, non-management directors also received an annual award of 1,000 restricted shares of Synovus stock under the Synovus 2007 Omnibus Plan, 100% of which vests after three years. The Board granted these restricted stock awards to directors on February 11, 2008. These restricted stock awards are intended to provide equity ownership and to focus directors on the long-term performance of Synovus. In January 2009, based upon a recommendation from the Corporate Governance and Nominating Committee, in light of current economic conditions, the Board determined to postpone any 2009 restricted stock awards to non-management directors.

Synovus’ Director Stock Purchase Plan is a non-qualified, contributory stock purchase plan pursuant to which qualifying Synovus directors can purchase, with the assistance of contributions from Synovus, presently issued and outstanding shares of Synovus stock. Under the terms of the Director Stock Purchase Plan, qualifying directors can elect to contribute up to $5,000 per calendar quarter to make purchases of Synovus stock, and Synovus contributes an additional amount equal to 50% of the directors’ cash contributions. Participants in the Director Stock Purchase Plan are fully vested in, and may request the issuance to them of, all shares of Synovus stock purchased for their benefit under the Plan. Synovus’ contributions under this Plan are included in the “All Other Compensation” column of the Director Compensation Table above. Synovus’ contributions under the Director Stock Purchase Plan further provide directors the opportunity to buy and maintain an equity interest in Synovus and to share in the capital appreciation of Synovus.

The restricted stock awards to directors and Synovus’ contributions under the Director Stock Purchase Plan also assist and facilitate directors’ fulfillment of their stock ownership requirements. Synovus’ Corporate Governance Guidelines require all directors to accumulate over time shares of Synovus stock equal in value to at least three times the value of their annual retainer. Directors have five years to attain this level of total stock ownership but must attain a share ownership threshold of one times the amount of the director’s annual retainer within three years. These stock ownership guidelines are designed to align the interests of Synovus’ directors to that of Synovus’ shareholders and the long-term performance of Synovus. All of Synovus’ non-management directors were in compliance with the guidelines as of December 31, 2008.

Consulting Agreement

Synovus entered into a one-year Consulting Agreement with Mr. Blanchard effective October 18, 2006, the date of his retirement as Chairman of the Board, which agreement expired in October 2007. Under the Consulting Agreement, Mr. Blanchard provided consulting services as requested by the Synovus’ Chief Executive Officer or Board of Directors. Mr. Blanchard’s specific duties included serving on various boards of directors of financial services and civic and charitable organizations and providing Synovus with advice and counsel regarding these matters, developing major prospective customers and existing customer relationships and entertaining prospects and customers, and providing leadership training. In exchange for these services, Mr. Blanchard received monthly payments of $26,667 and was provided with 25 hours of personal use of Synovus aircraft in 2007. Mr. Blanchard also received office space and administrative assistance during the term of the Agreement and will continue to do so for two years thereafter. In 2008, Mr. Blanchard received office space, administrative assistance and 6.3 hours of personal use of Synovus’ aircraft, resulting in aggregate benefits of $125,179, as set forth under “All Other Compensation” in the Director Compensation Table on page   .

PROPOSALS TO BE VOTED ON

PROPOSAL 1: ELECTION OF 18 DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ALL 18 NOMINEES.

Number

At the date of this Proxy Statement, the Board of Directors of Synovus consists of 18 members. Pursuant to Synovus’ bylaws, the Board shall consist of not less than 8 nor more than 25 directors with such number to be set either by the Board of Directors or shareholders representing at least 66 2/3% of the votes entitled to be cast by the holders of all of Synovus’ issued and outstanding shares. In January 2009, the Board set the size of the Board at 18. Proxies cannot be voted at the 2009 Annual Meeting for a greater number of persons than the 18 nominees named in this Proxy Statement.

Nominees for Election as Director

The Board has nominated each of the following 18 individuals to be elected as directors at the Annual Meeting upon the recommendation of the Corporate Governance and Nominating Committee. All nominees are currently directors of Synovus. Each director elected will serve until the next Annual Meeting and until his or her successor is duly elected and qualified or until his or her earlier retirement, resignation or removal. The Board believes that each director nominee will be able to stand for election. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of the remaining nominees and in favor of any substitute nominee named by the Board upon the recommendation of the Corporate Governance and Nominating Committee. If you do not wish your shares voted for one or more of the nominees, you may so indicate on the proxy.

Following is the principal occupation, age and certain other information for each director nominee. Unless otherwise noted, each of the nominees has held, or is retired after holding, the same position for at least the past five years.

			Principal
			Occupation
		Year First	and Other
Name	Age	Elected Director	Information

Daniel P. Amos(1)	57	2001	Chairman of the Board and Chief Executive Officer, Aflac Incorporated (Insurance Holding Company)
Richard E. Anthony(2)	62	1993	Chairman of the Board and Chief Executive Officer, Synovus Financial Corp.; Director, Total System Services, Inc.
James H. Blanchard(3)	67	1972	Chairman of the Board and Chief Executive Officer, Retired, Synovus Financial Corp.; Director, Total System Services, Inc. and AT&T Corp.
Richard Y. Bradley	70	1991	Partner, Bradley & Hatcher (Law Firm); Director, Total System Services, Inc.
Frank W. Brumley(4)	68	2004	Chairman of the Board and Chief Executive Officer, Daniel Island Company (Planned Community Development)
Elizabeth W. Camp	57	2003	President and Chief Executive Officer, DF Management, Inc. (Investment and Management of Commercial Real Estate)
Gardiner W. Garrard, Jr.	68	1972	President, The Jordan Company (Real Estate Development and Private Equity Investments); Director, Total System Services, Inc.
T. Michael Goodrich	63	2004	Chairman and Chief Executive Officer, Retired, BE&K, Inc. (Engineering and Construction Company); Director, Energen Corporation
Frederick L. Green, III(5)	50	2006	President and Chief Operating Officer, Synovus Financial Corp.
V. Nathaniel Hansford(6)	65	1985	President, Retired, North Georgia College and State University
Mason H. Lampton(7)	61	1993	Chairman of the Board, Standard Concrete Products (Construction Materials Company); Director, Total System Services, Inc.
Elizabeth C. Ogie(8)	58	1993	Private Investor
H. Lynn Page	68	1978	Vice Chairman of the Board, Retired, Synovus Financial Corp.; Director, Total System Services, Inc.

			Principal
			Occupation
		Year First	and Other
Name	Age	Elected Director	Information

J. Neal Purcell	67	2003	Vice Chairman, Retired, KPMG LLP (Professional Services Provider); Director, Southern Company and Kaiser Permanente
Melvin T. Stith(9)	62	1998	Dean, Martin J. Whitman School of Management, Syracuse University; Director, Flowers Foods, Inc.
Philip W. Tomlinson(10)	62	2008	Chairman of the Board and Chief Executive Officer, Total System Services, Inc. (Payments Processing)
William B. Turner, Jr.(8)	57	2003	Vice Chairman of the Board and President, Retired, W.C. Bradley Co. (Consumer Products and Real Estate)
James D. Yancey(11)	67	1978	Chairman of the Board, Columbus Bank and Trust Company; Chairman of the Board, Retired, Synovus Financial Corp.; Director, Total System Services, Inc.

(1)	Daniel P. Amos previously served as a director of Synovus from 1991 until 1998, when he resigned as a director as required by federal banking regulations to join the board of a company affiliated with a Japanese bank.

(2)	Richard E. Anthony was elected Chairman of the Board and Chief Executive Officer of Synovus in October 2006. From 1995 until 2006, Mr. Anthony served in various capacities with Synovus, including Chief Executive Officer and President and Chief Operating Officer of Synovus.

(3)	James H. Blanchard was elected Chairman of the Board of Synovus in July 2005 and retired from that position in October 2006. Prior to 2005, Mr. Blanchard served in various capacities with Synovus and Columbus Bank and Trust Company, a banking subsidiary of Synovus, including Chairman of the Board and Chief Executive Officer of Synovus and Chief Executive Officer of Columbus Bank and Trust Company. Mr. Blanchard also retired as an executive officer of Total System Services, Inc. (“TSYS”) in October 2006. Prior to 2006, Mr. Blanchard served as Chairman of the Executive Committee of TSYS in an executive officer capacity.

(4)	Frank W. Brumley was elected Chairman of the Board and Chief Executive Officer of Daniel Island Company in January 2006. Prior to 2006, Mr. Brumley served as President of Daniel Island Company.

(5)	Frederick L. Green, III was elected President and Chief Operating Officer of Synovus in October 2006. Mr. Green served as Vice Chairman of Synovus from 2003 until 2006. From 1991 until 2003, Mr. Green served in various capacities with The National Bank of South Carolina, a banking subsidiary of Synovus, including President of The National Bank of South Carolina.

(6)	V. Nathaniel Hansford serves as Lead Director of the Synovus Board.

(7)	Mason H. Lampton was elected Chairman of the Board of Standard Concrete Products in June 2004. Prior to 2004, Mr. Lampton served as President and Chief Executive Officer of Standard Concrete Products.

(8)	Elizabeth C. Ogie and William B. Turner, Jr. are first cousins.

(9)	Melvin T. Stith was appointed Dean of Syracuse University’s Martin J. Whitman School of Management in January 2005. Prior to 2005, Mr. Stith served as Dean of the College of Business at Florida State University.

(10)	Philip W. Tomlinson was elected Chairman of the Board and Chief Executive Officer of TSYS in January 2006. Prior to 2006, Mr. Tomlinson served as Chief Executive Officer of TSYS.

(11)	James D. Yancey retired as an executive employee of Synovus in December 2004 and served as a non-executive Chairman of the Board until July 2005. Mr. Yancey was elected as an executive Chairman of the Board of Synovus in October 2003. Prior to 2003, Mr. Yancey served in various capacities with Synovus and/or Columbus Bank and Trust Company, including Vice Chairman of the Board and President of both Synovus and Columbus Bank and Trust Company.

PROPOSAL 2: RATIFICATION OF
APPOINTMENT OF THE INDEPENDENT AUDITOR

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITOR.

The Audit Committee has appointed the firm of KPMG LLP as the independent auditor to audit the consolidated financial statements of Synovus and its subsidiaries for the fiscal year ending December 31, 2009 and Synovus’ internal control over financial reporting as of December 31, 2009. Although shareholder ratification of the appointment of Synovus’ independent auditor is not required by our bylaws or otherwise, we are submitting the selection of KPMG to our shareholders for ratification to permit shareholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent auditor for Synovus.

KPMG served as Synovus’ independent auditor for the fiscal year ending December 31, 2008. Representatives of KPMG will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting.

PROPOSAL 3: ADVISORY VOTE ON COMPENSATION OF
NAMED EXECUTIVE OFFICERS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS DETERMINED BY THE COMPENSATION COMMITTEE, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE TABULAR DISCLOSURE REGARDING NAMED EXECUTIVE OFFICER COMPENSATION (TOGETHER WITH THE ACCOMPANYING NARRATIVE DISCLOSURE) IN THIS PROXY STATEMENT.

Synovus believes that our compensation policies and procedures are competitive, are focused on pay for performance principles and are strongly aligned with the long-term interests of our shareholders. Synovus also believes that both we and our shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The proposal described below, commonly known as a “Say on Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse the compensation for our named executive officers by voting to approve or not approve such compensation as described in this Proxy Statement.

On February 13, 2009, the United States Congress passed the American Recovery and Reinvestment Act of 2009 (the “ARRA”). The ARRA requires, among other things, all participants in the Troubled Asset Relief Program to permit a non-binding shareholder vote to approve the compensation of the company’s executives. Accordingly, we are asking you to approve the compensation of Synovus’ named executive officers as described under “Executive Compensation - Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement (see pages   to  ). Under the ARRA, your vote is advisory and will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

EXECUTIVE OFFICERS

The following table sets forth the name, age and position with Synovus of each executive officer of Synovus.

		Position with
Name	Age	Synovus

Richard E. Anthony(1)	62	Chairman of the Board and Chief Executive Officer
Frederick L. Green, III(1)	50	President and Chief Operating Officer
Elizabeth R. James(2)	47	Vice Chairman and Chief People Officer
Thomas J. Prescott(3)	54	Executive Vice President and Chief Financial Officer
Mark G. Holladay(4)	53	Executive Vice President and Chief Risk Officer
Samuel F. Hatcher(5)	63	Executive Vice President, General Counsel and Secretary
Liliana McDaniel(6)	44	Chief Accounting Officer

(1)	As Messrs. Anthony and Green are directors of Synovus, relevant information pertaining to their positions with Synovus is set forth under the caption “Nominees for Election as Director” on page .

(2)	Elizabeth R. James was elected Vice Chairman of Synovus in May 2000. From 1986 until 2000, Ms. James served in various capacities with Synovus and/or its subsidiaries, including Chief Information Officer and Chief People Officer of Synovus.

(3)	Thomas J. Prescott was elected Executive Vice President and Chief Financial Officer of Synovus in December 1996. From 1987 until 1996, Mr. Prescott served in various capacities with Synovus, including Executive Vice President and Treasurer.

(4)	Mark G. Holladay was elected Executive Vice President and Chief Risk Officer of Synovus in October 2008. From 2000 to 2008, Mr. Holladay served as Executive Vice President and Chief Credit Officer of Synovus. From 1974 until 2000, Mr. Holladay served in various capacities with Columbus Bank and Trust Company, including Executive Vice President.

(5)	Samuel F. Hatcher was elected Executive Vice President, General Counsel and Secretary of Synovus in April 2008. From 2005 until April 2008, Mr. Hatcher was a partner in the law firm of Bradley & Hatcher in Columbus, Georgia and from 2002 until April 2008, he was a partner in the law firm of Hatcher Thomas, LLC in Atlanta, Georgia. Prior to 2002, Mr. Hatcher served as the General Counsel of Equitable Real Estate Investment Management, Inc.

(6)	Liliana McDaniel was elected Chief Accounting Officer in July 2006. From 2001 until 2006, Ms. McDaniel was the Senior Vice President, Director of Financial Reporting at Synovus. From 1998 to 2001, she served as Synovus’ Vice President, Financial Reporting Manager.

STOCK OWNERSHIP OF DIRECTORS
AND EXECUTIVE OFFICERS

The following table sets forth ownership of shares of Synovus common stock by each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group as of December 31, 2008.

		Shares of
	Shares of	Synovus		Shares of
	Synovus	Stock		Synovus
	Stock	Beneficially		Stock
	Beneficially	Owned		Beneficially		Percentage of
	Owned	with		Owned	Total	Outstanding
	with Sole	Shared		with Sole	Shares of	Shares of
	Voting	Voting		Voting	Synovus	Synovus
	And	And		and No	Stock	Stock
	Investment	Investment		Investment	Beneficially	Beneficially
	Power	Power		Power	Owned	Owned
	as of	as of		as of	as of	as of
Name	12/31/08	12/31/08		12/31/08	12/31/08(1)	12/31/08

Daniel P. Amos	297,753	10,950		1,500	310,203	*
Richard E. Anthony	701,663	70,429		65,027	2,332,857	1
James H. Blanchard	353,014	1,486,057		6,150	6,776,839	2
Richard Y. Bradley	32,336	147,255		1,500	181,091	*
Frank W. Brumley	41,083	45,009		1,500	87,592	*
Elizabeth W. Camp	30,331	2,703		1,500	34,534	*
Gardiner W. Garrard, Jr.	155,147	628,821		1,500	785,468	*
T. Michael Goodrich	165,366	19,730	(2)	1,500	186,596	*
Frederick L. Green, III	177,033	622		18,311	512,783	*
V. Nathaniel Hansford	126,934	341,832		1,500	470,266	*
Mark G. Holladay	53,326	—		3,909	885,360	*
Elizabeth R. James	69,188	—		9,136	1,279,600	*
Mason H. Lampton	103,921	1,395		1,500	106,816	*
Elizabeth C. Ogie	472,992	2,215,703		1,500	2,690,195	1
H. Lynn Page	662,712	11,515		1,500	675,727	*
Thomas J. Prescott	76,885	—		9,012	1,279,632	*
J. Neal Purcell	18,689	—		1,500	20,189	*
Melvin T. Stith	13,562	131		1,500	15,193	*
Philip W. Tomlinson	83,788	—		1,000	84,788	*
William B. Turner, Jr.	153,187	232,616		1,500	387,303	*
James D. Yancey	833,142	293,500		1,500	2,892,757	1
Directors and Executive Officers as a Group (23 persons)	4,653,360	5,508,268		135,355	22,105,975	6.5

*	Less than one percent of the outstanding shares of Synovus stock.

(1)	The totals shown in the table above for the directors and executive officers of Synovus listed below include the following shares as of December 31, 2008: (a) under the heading “Stock Options” the number of shares of Synovus stock that each individual had the right to acquire within 60 days through the exercise of stock options, and (b) under the heading “Pledged Shares” the number of shares of Synovus stock that were pledged, including shares held in a margin account.

Name	Stock Options	Pledged Shares

Richard E. Anthony	1,495,738	67,823
James H. Blanchard	4,931,618	872,812
Gardiner W. Garrard, Jr.	—	290,427
Frederick L. Green, III	316,817	102,595
Mark G. Holladay	828,125	30,927
Elizabeth R. James	1,201,276	—
Mason H. Lampton	—	58,275
Elizabeth C. Ogie	—	221,699
H. Lynn Page	—	66,468
Thomas J. Prescott	1,193,735	—
William B. Turner, Jr.	—	50,000
James D. Yancey	1,764,615	241,228

In addition, the other executive officers of Synovus had rights to acquire an aggregate of 77,068 shares of Synovus stock within 60 days through the exercise of stock options.

(2)	Includes 15,280 shares of Synovus stock held in a trust for which Mr. Goodrich is not the trustee. Mr. Goodrich disclaims beneficial ownership of these shares.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of four directors, each of whom the Board has determined to be an independent director as defined by the listing standards of the New York Stock Exchange. The duties of the Audit Committee are summarized in this Proxy Statement under “Committees of the Board” on page    and are more fully described in the Audit Committee charter adopted by the Board of Directors.

One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight responsibility regarding the integrity of Synovus’ financial statements and systems of internal controls. Management is responsible for Synovus’ accounting and financial reporting processes, the establishment and effectiveness of internal controls and the preparation and integrity of Synovus’ consolidated financial statements. KPMG LLP, Synovus’ independent auditor, is responsible for performing an independent audit of Synovus’ consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing opinions on whether those financial statements are presented fairly in conformity with accounting principles generally accepted in the United States and on the effectiveness of Synovus’ internal control over financial reporting. The Audit Committee is directly responsible for the compensation, appointment and oversight of KPMG LLP. The function of the Audit Committee is not to duplicate the activities of management or the independent auditor, but to monitor and oversee Synovus’ financial reporting process.

In discharging its responsibilities regarding the financial reporting process, the Audit Committee:

•	Reviewed and discussed with management and KPMG LLP Synovus’ audited consolidated financial statements as of and for the year ended December 31, 2008;

•	Discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees); and

•	Received from KPMG LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP their independence.

Based upon the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in Synovus’ Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

The Audit Committee
J. Neal Purcell, Chair
Elizabeth W. Camp
H. Lynn Page
Melvin T. Stith

KPMG LLP Fees and Services

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Synovus’ annual consolidated financial statements for the years ended December 31, 2008 and December 31, 2007 and fees billed for other services rendered by KPMG during those periods.

	2008	2007(1)

Audit Fees(2)	$2,018,000	$3,837,000
Audit Related Fees(3)	136,000	1,747,000
Tax Fees(4)	—	490,000
All Other Fees(5)	226,000	-0-

Total	$2,380,000	$6,074,000

(1)	Fees in 2007 include amounts billed to Total System Services, Inc. which, prior to December 31, 2007, was a majority-owned subsidiary of Synovus.

(2)	Audit fees consisted of fees for professional services provided in connection with the audits of Synovus’ consolidated financial statements and internal control over financial reporting, reviews of quarterly financial statements, issuance of comfort letters and other SEC filing matters, and audit or attestation services provided in connection with other statutory or regulatory filings.

(3)	Audit related fees consisted principally of fees for assurance and related services that are reasonably related to the performance of the audit or review of Synovus’ financial statements and are not reported above under the caption “Audit Fees.”

(4)	Tax fees consisted of fees for tax compliance, tax advice and tax planning services.

(5)	All other fees for 2008 consisted principally of fees for enterprise risk management consulting services.

Policy on Audit Committee Pre-Approval

The Audit Committee has the responsibility for appointing, setting the compensation for and overseeing the work of Synovus’ independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor in order to assure that the provision of these services does not impair the independent auditor’s independence. Synovus’ Audit Committee Pre-Approval Policy addresses services included within the four categories of audit and permissible non-audit services, which include Audit Services, Audit Related Services, Tax Services and All Other Services.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. In addition, the Audit Committee must specifically approve permissible non-audit services classified as All Other Services.

Prior to engagement, management submits to the Committee for approval a detailed list of the Audit Services, Audit Related Services and Tax Services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Each specified service is allocated to the appropriate category and accompanied by a budget estimating the cost of that service. The Committee will, if appropriate, approve both the list of Audit Services, Audit Related Services and Tax Services and the budget for such services.

The Committee is informed at each Committee meeting as to the services actually provided by the independent auditor pursuant to the Pre-Approval Policy. Any proposed service that is not separately listed in the Pre-Approval Policy or any service exceeding the pre-approved fee levels must be specifically pre-approved by the Committee. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman must report any pre-approval decisions made by him to the Committee at its next scheduled meeting.

All of the services described in the table above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees” were approved by the Committee pursuant to legal requirements and the Committee’s Charter and Pre-Approval Policy.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2008 Performance: 2008 was one of the most challenging years Synovus has faced. Due to the economic crisis in the U.S., earnings declined from the prior year, and stock price fell precipitously.

Synovus’ financial performance for 2008 is reflected in our total compensation for executives. For example:

•	For the second year in a row, we paid no bonuses to named executive officers

•	Long-term incentive opportunities that were earned during 2008 based on 2005-2007 performance were at one-half of market levels,

•	Long-term incentive opportunities that were earned based on 2006-2008 performance have been postponed indefinitely.

•	Because our long-term incentive program is denominated entirely in equity vehicles, it has reflected the decline in our stock price.

○	Outstanding stock options have a current value of zero, and will have no value until stock prices return to their former levels

○	Unvested restricted stock has declined in value along with the declines in our stock price

•	Because of our stock ownership guidelines and “hold until retirement” requirements, executives hold a significant amount of Synovus stock which has declined in value the same as shareholders’ stock.

TARP-Related Actions: In addition to the above, on December 19, 2008, Synovus issued approximately $968 million of preferred stock and warrants to the United States Treasury Department under the Capital Purchase Program enacted under the Troubled Asset Relief Program (“TARP”). This had implications for executive pay;

•	As required by the terms of the Capital Purchase Program, our named executive officers entered into agreements with Synovus that amended several of Synovus’ executive compensation programs. These amendments are described on page .

•	The Committee met with Synovus’ senior risk officer in January 2009 to review Synovus’ incentive compensation arrangements and risks. The risk assessment and new incentive award processes are described in more detail on page .

A high point during the year was the completed spin-off of Total System Services, Inc. (the “Spin-Off”), discussed further below under “Certain Relationships and Related Transactions.” In recognition of that event, on January 22, 2008, our named executive officers received a one-time stock option grant as described on page   . Those options have no current value, and will have value only when our stock price returns to $13.18, the options’ grant prices.

Program Overview

What the CD&A Addresses.  The following Compensation Discussion and Analysis (“CD&A”) describes our compensation program for the executive officers named in the Summary Compensation Table on page    (“named executive officers”). Specifically, the CD&A addresses:

•	the objectives of our compensation program (found in the section entitled “Compensation Philosophy and Overview”);

•	what our compensation program is designed to reward (also described in the section entitled “Compensation Philosophy and Overview”);

•	each element of compensation (set forth in the section entitled “Primary Elements of Compensation”);

•	why each element was chosen (described with each element of compensation including base pay, short-term incentives and long-term incentives);

•	how amounts and formulas for pay are determined (also described with each element of compensation, including base pay, short-term incentives and long-term incentives); and

•	how each compensation element and our decisions regarding that element fit into Synovus’ overall compensation objectives and affect decisions regarding other elements (described with each element of compensation, as well as in the section entitled “Benchmarking”).

For information about the Compensation Committee and its charter, its processes and procedures for administering executive compensation, the role of compensation consultants and other governance information, please see “Committees of the Board” on page   .

Elements of Compensation.  Synovus has a performance-oriented executive compensation program that is designed to support our corporate strategic goals, including growth in earnings and growth in shareholder value. The elements of our total compensation program and the objectives of each element are identified in the following table:

Compensation Element	Objective	Key Features

Base Pay	To compensate an executive for performing his or her job on a daily basis.	Fixed cash salary targeted at median (50th percentile) of identified list of Peer Companies (companies with similar size and scope of banking operations) for similar positions.
Short-Term Incentives	To provide an incentive for executives to meet our short-term earnings goals and ensure a competitive program given the marketplace prevalence of short-term incentive compensation.	Cash bonuses awarded based upon achievement of earnings per share goals for year of performance using the grid on page _.
Long-Term Incentives	To (1) provide an incentive for our executives to provide exceptional shareholder return to Synovus’ shareholders by tying a significant portion of their compensation opportunity to growth in shareholder value, (2) align the interests of executives with shareholders by awarding executives equity in Synovus, and (3) ensure a competitive compensation program given the market prevalence of long-term incentive compensation.	Equity is awarded based upon a performance matrix that measures Synovus’ absolute and relative total shareholder return performance over the preceding three-year period. The equity awards made in 2008 were based upon total shareholder return for the 2005-2007 performance period as described on page __. Awards are generally made 50% in stock options and 50% in restricted stock.
Perquisites	To align our compensation plan with competitive practices	Small component of pay intended to provide an economic benefit to Synovus in retaining executive talent.
Retirement Plans	Defined contribution plans designed to provide income following an executive’s retirement, combined with a deferred compensation plan to replace benefits lost under Synovus’ qualified plans.	Plans offered include a money purchase pension plan, a profit sharing plan, a 401(k) savings plan and a deferred compensation plan.
Change in Control Agreements	To provide orderly transition and continuity of management following a change in control of Synovus.	Dual-triggered change in control agreements described on page _.
Stock Ownership/Retention Guidelines	To align the interests of our executives with shareholders.	Executive officers must maintain minimum ownership levels of Synovus common stock and must “hold until retirement” stock acquired in connection with equity compensation programs, all as described on page _.

Compensation Philosophy and Overview

Synovus has established a compensation program for our executives that is competitive, performance-oriented and designed to support our strategic goals. The goals and objectives of our compensation program are described below.

Synovus’ executive compensation program is designed to compete in the markets in which we seek executive talent. We believe that we must maintain a competitive compensation program that allows us to recruit top level executive talent and that will prevent our executives from being recruited from us. Our compensation program is also designed to be performance-oriented. A guiding principle in developing our compensation program has been “average pay for average performance — above-average pay for above-average performance.” As a result, a significant portion of the total compensation of each executive is at risk based on short and long-term performance. This “pay for performance” principle also results in executive compensation that is below average when performance is below average. Because of our emphasis on performance, we also believe that compensation generally should be earned by executives while they are actively employed and can contribute to Synovus’ performance.

Synovus’ compensation program is also designed to support corporate strategic goals, including growth in earnings and growth in shareholder value. As described in more detail below, earnings are the primary driver of our short-term incentive program and shareholder value is the primary driver of our long-term incentive program. Synovus believes that the high degree of performance orientation and the use of goals based upon earnings and shareholder value in our incentive plans aligns the interests of our executives with the interests of our shareholders. In addition, Synovus has adopted stock ownership guidelines, which require executives to own a certain amount of Synovus stock based on a multiple of base salary, and a “hold until retirement” provision, which requires executives to retain ownership of 50% of all stock acquired through our equity compensation plans until their retirement or other termination of employment. These requirements are intended to focus executives on long-term shareholder value creation.

Primary Elements of Compensation

There are three primary elements of compensation in Synovus’ executive compensation program:

•	base pay,

•	short-term incentive compensation; and

•	long-term incentive compensation.

As more fully described below, short-term and long-term incentive compensation are tied directly to performance. Short-term incentive compensation is based upon Synovus’ fundamental operating performance measured over a one-year period, while long-term incentive compensation is based upon Synovus’ total shareholder return measured over a three-year period. Synovus has not established a specific targeted “mix” of compensation between base pay and short-term and long-term incentives. However, both short-term and long-term incentives are based upon percentages or multiples of base pay. If both short-term and long-term incentives are paid at target, long-term incentives are the largest portion of an executive’s total compensation package. For example, if short-term and long-term incentives are paid at target, long-term incentives would constitute almost fifty percent of an executive’s total compensation package, thereby illustrating our emphasis on performance and growth in shareholder value.

Benchmarking

As described below, Synovus benchmarks base salaries and “market” short-term and long-term incentive target awards. The market used by Synovus for benchmarking is banks with similar asset size as Synovus. From a list of competitor banks ranked by asset size, Synovus selects the 10 banks immediately above and immediately below Synovus’ asset size as the appropriate companies against which to benchmark base pay (the “Peer Companies”). For 2008, the Peer Companies were:

Associated Banc-Corp.	Fulton Financial Corp.
Bok Financial Group	Huntington Bancshares, Inc.
City National Corp.	Marshall & Ilsley Corp.
Colonial Bancgroup, Inc.	M&T Bank Corp.
Comerica Inc.	Northern Trust Corporation
Commerce Bancorp	Popular, Inc.
Commerce Bancshares, Inc.	The South Financial Group, Inc.
First Bancorp Citizens BancShares, Inc.	TCF Financial Corp.
First Citizens BancShares, Inc.	Unionbancal Corp.
First Horizon National Corp.	Zions Bancorporation

Synovus also benchmarks total compensation (base salary, short-term incentives and long-term incentives) of its executives. Synovus uses the Peer Companies for benchmarking total compensation, as well as external market surveys. Synovus uses a three-year look back of the total compensation benchmark data to reduce the impact of short-term fluctuations in the data which may occur from year to year. When reviewing the total compensation benchmarking data, Synovus focuses on total compensation opportunities, not necessarily the amount of compensation actually paid, which varies depending upon Synovus’ performance results due to the program’s performance orientation. For example, over the past five years, Synovus’ long-term incentive awards have been below target for four of the five years and above-target for one year. Although these awards result in compensation amounts for Synovus’ executives that could be considered below market in total, the Committee believes the amount of compensation paid to its executives is appropriate given Synovus’ shareholder return during this five-year period.

Base Pay.  Base pay is seen as the amount paid to an executive for consistently performing his or her job on a daily basis. To ensure that base salaries are competitive, Synovus targets base pay at the median (e.g., the 50th percentile) of the market for similarly situated positions, based upon each executive’s position and job responsibilities. When establishing base salaries, the Committee compares each executive’s current base pay to the market median for that position using proxy information from the Peer Companies. For certain positions for which there is no clear market match in the benchmarking data, Synovus uses a blend of two or more positions from the benchmarking data. The Committee also reviews changes in the benchmarking data from the previous year. The Committee then uses this data to establish a competitive base salary for each executive. For example, an executive whose base salary is below the benchmarking target for his or her position may receive a larger percentage increase than an executive whose base salary exceeds the benchmarking target for his or her position.

In addition to market comparisons of similar positions at the Peer Companies, individual performance may affect base pay. For example, an executive whose performance is not meeting expectations may receive no increase in base pay or a smaller base pay increase in a given year. On the other hand, an executive with outstanding performance may receive a larger base pay increase or more frequent base pay increases.

Base pay is not directly related to Synovus’ performance. Comparison of an executive’s base salary to the base salaries of other Synovus executives may also be a factor in establishing base salaries, especially with respect to positions for which there is no clear market match in the base pay benchmarking data. Because of the process we use to initially establish base pay, large increases in base pay generally occur only when an executive is promoted into a new position.

There were no base salary increases for 2008 based upon market comparisons and the other factors typically used by the Committee for base salary adjustments, such as internal pay equity, the merit pay budget, individual performance, experience, time in position and retention needs. However, effective January 1, 2008, the Committee increased the base salaries of Mr. Anthony,

Mr. Green and Ms. James by $59,200, $62,100 and $40,000 respectively. The amount of this one-time increase was equal to the amount of Board of Director fees foregone by each executive as a result of the decision to eliminate the payment of cash director fees to named executives as described under “Board Fees” below. Thus, the increase in total compensation as a result of base salary changes was zero.

Short-Term Incentives.  In addition to base salary, our executive compensation program includes short-term incentive compensation. We pay short-term incentive compensation in order to (1) provide an incentive for executives to meet our short-term earnings growth goals, and (2) ensure a competitive compensation program given the marketplace prevalence of short-term incentive compensation.

Our short-term incentive program is tied directly to our fundamental operating performance measured over a one-year period. Each year, the Committee establishes a target for percentage change in earnings per share (“EPS”). A target goal of 100% equates to a “market” award, which is set at the median target short-term incentive award for similar positions at the Peer Companies, expressed as a percentage of base salary earned during the year (“base earnings”). Actual short-term incentive targets for 2008 were set taking into account median market data at the Peer Companies, as well as existing incentive targets, internal pay equity, individual performance and retention needs. The target short-term incentive percentages for our named executive officers are set forth in the table below:

Target Short-Term Incentive
Named Executive Officer	Percentage of Base Salary

Richard E. Anthony (CEO)	100%
Frederick L. Green, III (President and COO)	85%
All other executive officers	70%

The amount of a short-term incentive award can range from zero to 200% of a target grant in accordance with a schedule approved by the Committee each year. For 2008, the Committee approved the following schedule:

EPS Percentage Change	Percent of Target Bonus Paid

15.4%	200%
10.6%	175%
5.8%	150%
1.0%	125%
−3.8%	100%
−8.6%	90%
−13.2%	75%
−18.2%	50%
−27.9%	20%
Below −27.9%	0%

Although the target EPS percentage change goal set by the Committee is generally based upon initial EPS projections calculated in accordance with generally accepted accounting principles (“GAAP”), from time to time the target percentages are based on non-GAAP EPS growth percentages for purposes of determining short-term incentive compensation because of unusual events that could occur during the year. These events include, but are not limited to, changes in accounting and regulatory standards, changes in tax rates and laws, charges for corporate or workforce restructurings, acquisitions and divestitures and, for 2008, reductions in net income or charges resulting from the Spin-Off. The Committee made no such adjustments in 2008.

Because Synovus did not attain the minimum EPS percentage change level required under the above schedule, no short-term incentive awards were paid to the named executive officers for 2008.

Long-Term Incentives.  Our executive compensation program also includes long-term incentive compensation, which is awarded in the form of restricted stock units and stock options that are earned through performance. We have elected to provide long-term incentive compensation opportunities in order to: (1) provide an incentive for our executives to provide exceptional shareholder return to Synovus’ shareholders by tying a significant portion of their compensation opportunity to both past and future growth in shareholder value, (2) align the interests of executives with shareholders by awarding executives equity in Synovus, and (3) ensure a competitive compensation program given the market prevalence of long-term incentive compensation.

Synovus’ long-term incentive plan awards equity incentive opportunities to executives based upon Synovus’ performance as measured by total shareholder return (“TSR”), over a three-year period. TSR for each measurement period is calculated by dividing Synovus’ stock price appreciation and dividends paid by the stock price at the beginning of the measurement period. We use a three-year period to measure performance for purposes of our long-term incentive awards in order to link TSR performance over time and to reduce the impact, positive or negative, of unusual events that may occur in a given year.

Under Synovus’ long-term incentive program, TSR is compared to two benchmarks: (1) a range of absolute levels of TSR, and (2) TSRs of Synovus’ competitors. We do this because we believe shareholders are interested both in how Synovus’ shareholder return compares to its competitors, as well as shareholders’ actual return on their investment. Competitors for this purposes, are the banks in the Keefe, Bruyette and Woods 50 Index (“KBW 50”). Synovus selected the KBW 50 for awarding long-term incentives to ensure that the companies are chosen by an independent third party and to provide consistency from year to year in the assessment of long-term performance for incentive purposes.

The amount of long-term incentives awarded to executives each year is based upon a performance grid approved by the Committee. The performance grid has been in place in substantially its current form for over a decade. This grid is reproduced below showing the absolute TSR over the three preceding calendar years as the horizontal measurement and the percentile performance of Synovus against the KBW 50 over the three preceding calendar years as the vertical measurement.

Percentile of 3-year
SNV TSR
vs. KBW 50
90th	50%	100%	150%	200%	250%

70th	50%	100%	125%	150%	200%

50th	50%	75%	100%	125%	150%

30th	50%	50%	75%	100%	100%

<30th	50%*	50%	50%	75%	75%

	<4%	4%	8%	10%	16%

	3-Year Annualized Synovus TSR

*	At this performance level, long-term incentives are awarded at 50% of target and solely in the form of stock options.

The award percentages in the performance grid are multiplied by target long-term incentive opportunities, which are expressed as percentages of base salary earned during the year (“base earnings”). Such targets are established taking into account market median data at the Peer Companies as well as existing incentive targets, internal pay equity, individual performance and retention needs. The target long-term incentive percentages for our named executive officers are set forth in the table below:

Target Long-Term Incentive
Named Executive Officer	Percentage of Salary

Richard E. Anthony (CEO)	200%
Frederick L. Green, III (President and COO)	175%
All other executive officers	150%

Because there are advantages and disadvantages to every form of equity award, long-term incentive opportunities generated by the performance grid are provided 50% as restricted stock and 50% as stock options. While the Committee has the discretion to vary the form of the award as needed for accounting, tax or other reasons, it has not done so to date. The 50%/50% split in equity awarded is calculated based upon the estimated overall value of the award as of the date of grant (a stock option is determined to be equal to one-fourth the value of a restricted stock award).

Because the Committee may take action to approve equity awards on or near the date that Synovus’ annual earnings are released, the Committee has established the last business day of the month in which earnings are released as the grant date for equity awards to executives to ensure that the annual earnings release has time to be absorbed by the market before equity awards are granted and stock option exercise prices are established.

2005-2007 Performance Period (Awarded in 2008)

In 2008, long-term incentive equity awards were made to Synovus’ named executive officers pursuant to the above grid based upon the 2005-2007 performance period. For this performance period, Synovus’ annualized TSR was -2.93% and Synovus’ TSR was in the 59th percentile of the KBW 50. Under the grid, this resulted in a long-term incentive award equal to 50% of target, one-half as stock options and one-half as restricted stock units. The equity awards made to Synovus’ named executive officers in 2008 are set forth in the “All Other Stock Awards” and “All Other Option Awards” columns in the Grant of Plan-Based Awards Table.

Synovus released its annual earnings on January 24, 2008. The Committee met on January 22, 2008 to approve stock option and restricted stock awards to the named executive officers effective January 31, 2008. As a result, the grant date for long-term incentive awards (stock options and restricted stock awards) for the 2005-2007 performance period was January 31, 2008. The closing price of Synovus stock on January 31, 2008 was used as the exercise price for stock options and to determine the FAS 123(R) accounting expense and was also used for disclosure in the compensation tables in this Proxy Statement.

2006-2008 Performance Period (Not Awarded)

Under the long-term incentive payment process described above, our named executives would have been eligible to receive a 50% of target award in 2009 based upon Synovus’ total shareholder return (−.46%) and Synovus’ performance against the KBW 50 (68th percentile) under the grid for the 2006-2008 performance period. However, in light of current economic conditions, the Committee exercised its discretion to postpone a long-term incentive grant for executive officers for the 2006-2008 performance period.

Spin-Off Stock Option Grant

In January 2008, the Committee also awarded a one-time special stock option grant in connection with the Spin-Off to (1) reward the executive officers for their efforts relating to the successful Spin-Off, (2) mobilize the executive team around performance following the Spin-Off as a financial services company, (3) retain key employees due to the impact of the Spin-Off; and (4) align the new executive team as a group. In making the grant, the Committee reviewed existing equity grants to determine the need for and size of the special grant. The awards were made in stock options so that the awards were entirely performance-based, requiring that the Company’s stock price increase from the date of grant in order for executives to receive value from the grant. The awards vested over a five-year period, with one-third of each award vesting on January 31, 2011, January 31, 2012 and January 31, 2013. This longer vesting schedule was selected to reflect the retention component of the award.

Other Long-Term Incentive Awards

In addition to the annual long-term incentive awards awarded pursuant to the performance grid described above, the Committee has granted other long-term incentive awards. For example, the Committee made restricted stock awards grants to Messrs. Anthony and Green in 2005 to reflect their promotions and to serve as a vehicle for retaining their services in their new roles. The award to Mr. Green vests 20% a year for five years based upon continued service. As a result, 20% of Mr. Green’s 2005 award vested in 2008. Although Mr. Anthony’s 2005 award was primarily for retention, the grant was a performance-based grant to link his award to a threshold level of performance. Mr. Anthony’s 2005 award vests over a five to seven year period. The Committee establishes performance measures each year during the seven year vesting period and, if the performance measure is attained for a particular year, 20% of the award vests. The performance measure established for 2008 was 75% of the EPS percentage change target established under Synovus’ short-term incentive plan. Because Synovus did not attain the EPS percentage change measure established for 2008, none of Mr. Anthony’s 2005 performance-based restricted stock vested during 2008.

Perquisites

Perquisites are a small part of our executive compensation program. Perquisites are not tied to performance of Synovus. Perquisites are offered to align our compensation program with competitive practices because similar positions at Synovus’ competitors offer similar perquisites. The perquisites offered by Synovus are set forth in footnotes 6, 7 and 8 of the Summary Compensation Table. Considered both individually and in the aggregate, we believe that the perquisites we offer to our named executive officers are reasonable and appropriate. However, in light of current economic conditions, the Committee suspended the personal use of aircraft by the Company’s executives for 2009, although the Committee can approve exceptions to that policy.

Employment Agreements

Synovus does not generally enter into employment agreements with its executives, except in unusual circumstances such as acquisitions. None of the named executive officers have employment agreements.

Retirement Plans

Our compensation program also includes retirement plans designed to provide income following an executive’s retirement. Synovus’ compensation program is designed to reflect Synovus’ philosophy that compensation generally should be earned while actively employed. Although retirement benefits are paid following an executive’s retirement, the benefits are earned while employed and are substantially related to performance. We have chosen to use defined contribution retirement plans because we believe that defined benefit plans are difficult to understand, difficult to communicate, and contributions to defined benefit plans often depend upon factors that are beyond Synovus’ control, such as the earnings performance of the assets in such plans compared to actuarial assumptions inherent in such plans. Synovus offers three qualified defined contribution retirement plans to its employees: a money purchase pension plan, a profit sharing plan and a 401(k) savings plan.

The money purchase pension plan has a fixed 7% of compensation employer contribution every year (effective March 15, 2009, this percentage was amended to 3%). The profit sharing plan and any employer contribution to the 401(k) savings plan are tied directly to Synovus’ performance. There are opportunities under both the profit sharing plan and the 401(k) savings plan for employer contributions of up to 7% of compensation based upon the achievement of EPS percentage change goals. Based upon Synovus’ performance for 2008, Synovus’ named executive officers did not receive a contribution under the profit sharing plan or 401(k) savings plan. The retirement plan contributions for 2008 are included in the “All Other Compensation” column in the Summary Compensation Table.

In addition to these plans, the Synovus/TSYS Deferred Compensation Plan (“Deferred Plan”) replaces benefits foregone under the qualified plans due to legal limits imposed by the IRS. The Deferred Plan does not provide “above market” interest. Instead, participants in the Deferred Plan can choose to invest their accounts among mutual funds that are generally the same as the mutual funds that are offered in the 401(k) savings plan. The executives’ Deferred Plan accounts are held in a rabbi trust, which is subject to claims by Synovus’ creditors. The employer contribution to the Deferred Plan for 2008 for named executive officers is set forth in the “All Other Compensation” column in the Summary Compensation Table and the earnings (losses) on the Deferred Plan accounts during 2008 for named executive officers is set forth in the “Aggregate Earnings in Last FY” column in the Nonqualified Deferred Compensation Table and in a footnote to the “All Other Compensation” column in the Summary Compensation Table.

Post-Termination Compensation

Synovus’ compensation program is designed to reflect Synovus’ philosophy that compensation generally should be earned while actively employed. Although retirement benefits are paid following an executive’s retirement, the benefits are earned while employed and are substantially related to performance as described above. Synovus has entered into limited post-termination arrangements when appropriate, such as the change of control agreements which are described in the “Potential Payouts Upon Termination or Change of Control” section. Synovus chose to enter into change of control arrangements with its executives to ensure: (1) the retention of executives and an orderly transition during a change of control, (2) that executives would be financially protected in the event of a change of control so they continue to act in the best interests of Synovus while continuing to manage Synovus during a change of control, and (3) a competitive compensation package because such arrangements are common in the market and it was determined that such agreements were important in recruiting executive talent.

Stock Ownership/Retention Guidelines

To align the interests of its executives with shareholders, Synovus has implemented stock ownership guidelines for its executives. Under the guidelines, executives are required to maintain ownership of Synovus common stock equal to at least a specified multiple of base salary, as set forth in the table below:

	Ownership Level
Named Executive Officer	(as multiple of base salary)

Richard E. Anthony (CEO)	5	x
Frederick L. Green, III (President and COO)	4	x
All other executive officers	3	x

The guidelines are recalculated at the beginning of each calendar year. The guideline was initially adopted January 1, 2004 and executives had a five-year grace period to fully achieve the guideline with an interim three-year goal. Until the guideline is achieved, executives are required to retain all net shares received upon the exercise of stock options, excluding shares used to pay the option’s exercise price and any taxes due upon exercise. In the event of a severe financial hardship, the guidelines permit the development of an alternative ownership plan by the Chairman of the Board of Directors and Chairman of the Compensation Committee. Like a number of other public companies, especially financial institutions, the market value of Synovus’ common stock decreased significantly during 2008. As a result of the decline in Synovus’ stock price in 2008, Mr. Anthony is the only named executive currently in compliance with the guidelines as of December 31, 2008. As a result, the Committee is evaluating administrative rules for application of the guidelines in various stock price scenarios.

Synovus has also adopted a “hold until retirement” provision that applies to all unexercised stock options and unvested restricted stock awards. Under this provision, executives that have attained the stock ownership guidelines described above are also required to retain ownership of 50% of all stock acquired through Synovus’ equity compensation plans (after taxes and transaction costs) until their retirement or other termination of employment. Synovus believes that the “hold until retirement” requirement further aligns the interests of its executives with shareholders.

Tally Sheets

The Committee reviewed a tally sheet for Mr. Anthony in July 2008 as part of an annual practice, and for other executives on a less frequent basis. The tally sheets add up all components of compensation for each officer, including base salary, bonus, long-term incentives, accumulative realized and unrealized stock options and restricted stock gains, the dollar value of perquisites and the total cost to the company, and earnings and accumulated payment obligations under Synovus’ nonqualified deferred compensation program. The tally sheets also provide estimates of the amounts payable to each executive upon the occurrence of potential future events, such as a change of control, retirement, voluntary or involuntary termination, death and disability. The tally sheets are used to provide the Committee with total compensation amounts for each executive so that the Committee can determine whether the amounts are reasonable or excessive. Although the tally sheets are not used to benchmark total compensation with specific companies, the Committee considers total compensation paid to executives at other companies in considering the reasonableness of our executives’ total compensation. After reviewing the tally sheet for Mr. Anthony in 2008, the Committee determined that his total compensation is fair, reasonable and competitive.

TARP Related Actions

Amendments to Executive Compensation Plans.  On December 19, 2008, Synovus issued approximately $968 million of preferred stock and warrants to the Unites States Treasury Department under the Capital Purchase Program established under TARP. As required by the terms of the Capital Purchase Program, our senior executive officers entered into agreements with Synovus that amended the following Synovus’ executive compensation programs:

•	the change of control agreements with our named executive officers (see pages to );

•	the Synovus Financial Corp. Executive Cash Bonus Plan, pursuant to which short-term incentive awards are made to our executive officers (see page ); and

•	The Synovus Financial Corp. 1996, 2000 and 2002 Long-Term Incentive Plans and the Synovus Financial Corp. 2007 Omnibus Plan, pursuant to which certain long-term incentive awards were made to our named executive officers (see page ).

The specific amendments were: (1) adding a recovery or “clawback” provision to the Company’s incentive compensation programs requiring that senior executive officers return any bonus or incentive compensation award based upon materially inaccurate financial statements or performance metrics; (2) amending the Company’s change of control agreements for the senior executive officers so that any future severance payments under such agreements will be limited so hat no “golden parachute payments” will be made (the limit is basically three times the executive’s five-year average compensation); and (3) agreeing to the limit on tax-deductible compensation for the senior executive officers of $500,000. These amendments were effective December 19, 2008 and continue to remain in effect for so long as the Treasury Department holds debt or equity securities issued by Synovus under the Capital Purchase Program.

Incentive Compensation Plan Risk Assessment.  As required under the provisions of the TARP Capital Purchase Program, the Committee met with Synovus’ Chief Risk Officer in January 2009 to review the Company’s incentive compensation plans. The purpose of the assessment was to identify any features of the Company’s incentive compensation plans that could encourage the Company’s senior executive officers to take “unnecessary and excessive” risks that threaten the value of Synovus.

The Committee reviewed a number of incentive compensation plan design features as part of its assessment. The features that were reviewed included the “mix” of salary and incentive compensation, the incentive compensation performance measures themselves, the relationship between the performance measures and the corresponding incentive payouts, the use of equity in incentive awards, and the equity retention requirements for executives who receive awards.

With respect to the Company’s annual short-term incentive bonus program, the Committee noted that percentage change earnings per share had been used as the quantitative measure. The Committee believed that bonus goals had been set at achievable and realistic, yet challenging, levels. The Committee also concluded that the payment of short-term incentives in cash was appropriate and consistent with market practice. Although the Committee noted that the quantitative measure of earnings per share did not necessarily reflect the “quality” of earnings, the Committee also noted that it had exercised downward discretion for bonus payments on an informal basis on a number of prior occasions as the Committee deemed appropriate based on the circumstances.

With respect to the Company’s long-term incentive plan, the Committee concluded that the “mix” of 50% restricted stock unit awards and 50% stock options was appropriate since there are advantages and disadvantages to every form of equity award. The Committee also concluded that the total shareholder return measures (both absolute and as compared to peers) were in the best long-term interests of shareholders, and that the 3-year measurement period did not encourage senior executive officers to take unnecessary or excessive risks through short-term actions that could influence stock price. The Committee also noted that it had not made any “mega-option” grants or any highly-leveraged performance-based restricted stock grants that could encourage the senior executive officers to take such risks.

Although the Committee noted that the “mix” of long-term incentive compensation was more performance-leveraged than the Company’s peers, the Committee did not believe that the “mix” was unreasonable or encouraged senior executive officers to take unnecessary or excessive risks. The Committee noted that it established base pay and all incentive awards at the median of the Company’s peers. The Committee also noted that it had adopted stock ownership guidelines and “hold until retirement” provisions for the Company’s executives as described on pages   -     .

Although the Committee did not conclude any features of its compensation plan necessarily encouraged senior executive officers to take “unnecessary and excessive” risks that could threaten the Company’s value, the Committee concluded that it was appropriate to implement a formal process tying future incentive compensation awards to the risks and associated measurements of the risks that are reviewed with the Company’s Audit Committee on a periodic basis. Under the new process, the Committee will formally select several areas of risks (and their associated measurements) that are reviewed with the Audit Committee, and use the Company’s progress (or lack of progress) during the year toward mitigating these risks as a basis for exercising downward discretion for future incentive compensation awards. Examples of the areas of risks that may be selected by the Committee include concentrations in certain categories of loans, capital adequacy measures and liquidity measures. Under the new process, at the time incentive compensation goals are established, the Committee will also select the appropriate risks and associated measurements to be used in making incentive compensation awards after consulting with the Company’s Chief Risk Officer.

Role of the Compensation Consultant

The Committee has retained Hewitt Associates as its independent executive compensation consultant. The role of the outside compensation consultant is to assist the Committee in analyzing executive pay packages and contracts and understanding Synovus’ financial measures. The Committee has the sole authority to hire and fire outside compensation consultants. The Committee’s relationship with Hewitt Associates is described on page    of this Proxy Statement under “Compensation Committee.”

Role of the Executive Officers in the Compensation Process

Synovus’ Chief People Officer attends all Committee meetings. Synovus’ Chief Executive Officer attends some Committee meeting by invitation of the Committee, such as the Committee meeting in which his performance is reviewed with the Committee or other meetings upon the request of the Committee. The CEO provides the Committee with his assessment of the performance of the other named executive officers and makes recommendations regarding any changes to their compensation. Neither the Chief Executive Officer nor the Chief People Officer have authority to vote on Committee matters. For more information regarding Committee meetings, please refer to page    of this Proxy Statement under “Compensation Committee.”

Other Policies

“Clawback” Policy.  As described above under TARP-related actions, Synovus added a recovery or “clawback” provision to all of our incentive plans for senior executive officers.

Tax Considerations.  We have structured most forms of compensation paid to our executives to be tax deductible. Internal Revenue Code Section 162(m) limits the deductibility of compensation paid by a publicly-traded corporation to its Chief Executive Officer and four other highest paid executives for amounts in excess of $1 million, unless certain conditions are met. As described above under TARP related actions, however, we agreed to lower the tax deduction limit to $500,000. The short-term and long-term incentive plans have been approved by shareholders and awards under these plans are designed to qualify as “performance-based” compensation to ensure deductibility under Code Section 162(m). We reserve the right to provide compensation which is not tax-deductible, however, if we believe the benefits of doing so outweigh the loss of a tax deduction.

In general, Synovus does not “gross-up” its officers for taxes that are due with respect to their compensation. An example of an exception to this rule is for excise taxes that may be due with respect to the change of control agreements, as described above.

Accounting Considerations.  We account for all compensation paid in accordance with GAAP. The accounting treatment has generally not affected the form of compensation paid to named executive officers.

Board Fees.  Effective January 1, 2008, the Compensation Committee eliminated the payment of cash director fees to named executives. The primary reason for this decision is that paying cash director fees was not the prevalent market practice, although it had been the historical practice at Synovus for a number of years. As a result of this decision, the Committee adjusted the base salaries of the affected executives to reflect the amount of director fees foregone by each executive as described under “Base Salary.”

Significant Events After December 31, 2008

Because of current economic conditions, base pay for the named executive officers was not increased effective January 1, 2009.

We are currently assessing the impact of the executive compensation provisions of the American Recovery and Reimbursement Act of 2009 (“ARRA”). Synovus will comply with the provisions of the ARRA and its implementing regulations in all respects, which includes the

submission of “Proposal 3: Advisory Vote on Compensation of Named Executive Officers” set forth on page    of this Proxy Statement.

In addition, the Compensation Committee has committed that, with respect to future equity awards made to named executive officers for each of the next three years, at least 50% of such awards will be performance-based equity awards. The performance-based equity awards will be earned or paid out based on the achievement of performance targets that will be disclosed to shareholders.

Compensation Realized by Named Executive Officers for 2008

The Summary Compensation Table on page    provides compensation information for each named executive officer as required by SEC rules. However, the Summary Compensation Table includes amounts that were not realized by the executives in 2008. For example, the Summary Compensation Table reflects the expense recognized for financial statement reporting purposes in connection with equity awards (i.e., stock options and restricted stock awards) for 2008 and prior years in accordance with SFAS 123(R) rather than the financial benefit realized by the executives in 2008 as a result of the exercise of stock options or the vesting of restricted stock units. This information is, however, set forth in the Option Exercises and Stock Vested Table on page   .

The following table reflects only compensation realized by each named executive officer for 2008 and is not a substitute for the Summary Compensation Table. In addition, it is not part of the compensation tables that we are required by SEC rules to present in this Proxy Statement. Furthermore, it does not include a number of compensation opportunities that were made available in 2008. For example, the LTIP awards for 2008 are not included in the table because those awards did not vest during 2008. Detailed information on all compensation opportunities that were made available in 2008 and all compensation paid to or earned by the named executive officers during 2008 is included in this CD&A, the Summary Compensation Table and the series of other tables following this CD&A.

Although various compensation opportunities for the named executive officers are not included in the following table, the Compensation Committee considered all amounts paid to or earned by the named executive officers and all compensation opportunities in its determination that the compensation paid to or earned by each named executive officer in 2008 is fair, reasonable, competitive and performance oriented.

Table of Realized Compensation

The following table reflects the components of the compensation realized by the named executive officers for 2008:

				Value Realized on
				Vesting of
			Value Realized on	Restricted Stock
	Base	Annual	Exercise of Options	Awards During	All Other
Name and Principal Position	Pay	Bonus	During 2008(1)	2008(2)	Compensation(3)	Total
Richard E. Anthony (CEO)	$928,200	$0	$84,314	$199,748	$86,661	$1,298,923
Thomas J. Prescott (EVP and CFO	387.000	0	0	123,968	48,041	558,739
Frederick L. Green, III (President and COO)	562,100	0	50,588	189,179	73,688	875,555
Elizabeth R. James (Vice Chairman and CPO)	431,000	0	0	130,249	65,122	626,371
Mark G. Holladay (EVP and CRO)	315,000	0	0	54,213	33,051	402,264

(1)	Reflects the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

(2)	Reflects the fair market value of the underlying shares as of the vesting date.

(3)	The components of All Other Compensation for each named executive officer are set forth in footnotes 6 through 8 to the Summary (3) Compensation Table on page .

Conclusion

For the reasons described above, we believe that each element of compensation offered in our executive compensation program, and the total compensation delivered to each named executive officer, is fair, reasonable and competitive.

COMPENSATION COMMITTEE REPORT

Synovus’ Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in Synovus’ Annual Report on Form 10-K for the year ended December 31, 2008 and in this Proxy Statement.

The Compensation Committee certifies that it has reviewed with Synovus’ senior risk officer the Senior Executive Officer (“SEO”) incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage SEOs to take unnecessary or excessive risks that threaten the value of Synovus.

The Compensation Committee
T. Michael Goodrich, Chair
V. Nathaniel Hansford
Mason H. Lampton

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation for each of the named executive officers for each of the last three fiscal years.

The named executive officers were not entitled to receive payments which would be characterized as “Bonus” payments for any of these fiscal years. The short-term incentive amounts paid to the named executives for these three fiscal years, if any, are set forth in the “Non-Equity Incentive Plan Compensation” column. Synovus’ methodology and rationale for short-term incentive compensation are described in the Compensation Discussion and Analysis above.

The named executive officers did not receive any compensation that is reportable under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column because, as described in the Compensation Discussion and Analysis, Synovus has no defined benefit pension plans and does not pay above-market interest on deferred compensation. The retirement plan contributions and earnings (if any) for the named executive officers for these three fiscal years are set forth in the “All Other Compensation” column.

								Change in
								Pension
								Value and
								Nonquali-
								fied
							Non-Equity	Deferred
							Incentive	Compen-	All Other
					Stock	Option	Plan Com-	sation	Compen-
Name and Principal		Salary		Bonus	Awards	Awards	pensation	Earnings	sation		Total
Position	Year	($)		($)	($)(1)	($)(2)	($)	($)	($)		($)

Richard E. Anthony	2008	$928,200	(3)	—	$871,109	$902,075	$-0-		$86,661	(4)(5)(6)(7)(8)	$2,788,045
Chairman of the Board and	2007	869,000		—	453,875	743,449	-0-		369,963		2,436,287
Chief Executive Officer	2006	819,000		—	615,086	728,840	1,433,250	—	447,929		4,044,095

Thomas J. Prescott	2008	387,000		—	210,944	218,223	-0-		48,041	(5)(7)(8)	864,208
Executive Vice President and	2007	387,000		—	200,383	334,915	-0-		120,490		1,042,788
Chief Financial Officer	2006	364,000		—	148,830	496,636	445,900	—	173,368		1,628,734

Frederick L. Green, III	2008	562,100	(3)	—	387,452	300,002	-0-		73,688	(4)(5)(6)(7)	1,323,242
President and	2007	500,000		—	355,822	157,675	-0-	—	180,801		1,194,298
Chief Operating Officer	2006	408,333		—	297,054	124,443	522,083	—	235,482		1,587,395

Elizabeth R. James	2008	431,000	(3)	—	217,888	223,062	-0-		65,122	(4)(5)(7)(8)	937,072
Vice Chairman and	2007	391,000		—	209,348	339,689	-0-		160,080		1,100,117
Chief People Officer	2006	375,500		—	156,073	502,520	459,988	—	202,954		1,697,035

Mark G. Holladay	2008	315,000		—	91,375	121,199	-0-	—	33,051	(5)(7)(8)	560,625
Executive Vice President and	2007	315,000		—	87,185	203,611	-0-	—	78,372		684,168
Chief Risk Officer	2006	295,000		—	64,894	335,944	309,750	—	117,222		1,122,810

(1)	The amounts in this column reflect the dollar amount recognized as an expense for financial statement reporting purposes for the last three fiscal years in accordance with FAS 123(R) (disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions), and include amounts from awards granted during these fiscal years and prior to 2006. For a discussion of the restricted stock awards reported in this column, see Note 20 of Notes to Consolidated Financial Statements in the Financial Appendix to our Annual Report on Form 10-K for the year ended December 31, 2008.

(2)	The amounts in this column reflect the dollar amount recognized as an expense for financial statement reporting purposes for the last three fiscal years in accordance with FAS 123(R) (disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions), and include amounts from awards granted during these fiscal years and prior to 2006. For a discussion of the assumptions made in the valuation of the stock option awards reflected in this column, see Note 20 of Notes to Consolidated Financial Statements in the Financial Appendix to our Annual Report on Form 10-K for the year ended December 31, 2008.

(3)	Amount of change from 2008 to 2007 reflects base salary adjustments for director fees forgone by each executive as a result of decision to eliminate payment of cash directors fees to named executives ($59,200 by Mr. Anthony, $62,100 by Mr. Green and $40,000 by Ms. James).

(4)	Amount includes matching contributions under the Synovus Director Stock Purchase Plan of $10,000 for each of Messrs. Anthony and Green and Ms. James.

(5)	Amount includes company contributions by Synovus to qualified defined contribution plans of $16,100 for each executive and company contributions by Synovus to nonqualified deferred compensation plans of $48,876, $10,991, $23,248, $14,071 and $5,951 for Messrs. Anthony, Prescott and Green, Ms. James and Mr. Holladay, respectively.

(6)	Amount includes cost of tax gross-up for spousal travel to business events where the spouse’s attendance is expected of $685 for Mr. Anthony and $465 for Mr. Green.

(7)	Amount includes the costs incurred by Synovus in connection with providing the perquisite of an automobile allowance. Amount also includes the incremental cost to Synovus for reimbursement of country club dues, if any, and the incremental cost to Synovus for personal use of the corporate aircraft. Amounts for these items generally are not quantified because they do not exceed the greater of $25,000 or 10% of the total amount of perquisites.

(8)	In addition to the items noted in footnote (5), the amount also includes the costs incurred by Synovus in connection with providing the perquisite of reimbursement for financial planning and the incremental cost to Synovus, if any, of security alarm monitoring. These items are not quantified because they do not exceed the greater of $25,000 or 10% of the total amount of perquisites.

GRANTS OF PLAN-BASED AWARDS
for the Year Ended December 31, 2008

The table below sets forth the short-term incentive compensation (payable in cash) and long-term incentive compensation (payable in the form of restricted stock awards and stock options) awarded to the named executive officers for 2008.

									All Other	All Other
									Stock	Option
									Awards:	Awards:
			Estimated Future Payouts Under			Estimated Future Payouts Under			Number	Number of	Exercise or	Grant Date
			Non-Equity Incentive Plan Awards(2)			Equity Incentive Plan Awards			of Shares	Securities	Base Price	Fair Value
		Action	Thresh-			Thresh-		Maxi-	of Stock	Underlying	of Option	of Stock and
	Grant	Date	old	Target	Maximum	old	Target	mum	or Units	Options	Awards	Option
Name	Date	(1)	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)(4)	($/Sh)	Awards

Richard E. Anthony			$0	$928,200	$1,856,400	—	—	—
	1-31-08	1-22-08							32,968			$434,518
	1-31-08	1-22-08								131,872	$13.18	197,808
	1-31-08	1-22-08								750,000 (5)	13.18	1,410,000
Thomas J. Prescott			0	270,900	541,800	—	—	—
	1-31-08	1-22-08							11,011			145,125
	1-31-08	1-22-08								44,046	13.18	76,200
	1-31-08	1-22-08								225,000 (5)	13.18	423,000
Frederick L. Green, III			0	477,785	955,570	—	—	—
	1-31-08	1-22-08							16,598			218,762
	1-31-08	1-22-08								66,391	13.18	114,856
	1-31-08	1-22-08								400,000 (5)	13.18	752,000
Elizabeth R. James			0	301,700	603,400	—	—	—
	1-31-08	1-22-08							11,125			146,628
	1-31-08	1-22-08								44,501	13.18	76,987
	1-31-08	1-22-08								225,000 (5)	13.18	423,000
Mark G. Holladay			0	220,500	441,000
	1-31-08	1-22-08							4,780			63,000
	1-31-08	1-22-08								19,121	13.18	33,079
	1-31-08	1-22-08								175,000 (5)	13.18	329,000

(1)	The Synovus Compensation Committee met on January 22, 2008 and approved the grant of restricted stock unit awards and stock options to the named executive officers effective January 31, 2008.

(2)	The amounts shown in this column represent the minimum, target and maximum amounts payable under Synovus’ Executive Cash Bonus Plan for 2008. Awards are paid in cash and are based upon attainment of adjusted earnings per share goals.

(3)	The number set forth in this column reflects the number of restricted stock units awarded to each executive during 2008. The restricted stock unit awards vest over a three-year period, with one-third of the shares vesting on each of the first, second and third anniversaries of the date of grant. Vesting is generally based upon continued employment through the vesting date. Dividend equivalents are paid on the restricted stock units.

(4)	The number set forth in this column reflects the number of stock options granted to each executive during 2008. The first stock option award listed vests over a three-year period, with one-third of the shares vesting on each of the first, second and third anniversaries of the date of grant. The second stock option award listed vests over a five-year period, with one-third of the shares vesting on each of the third, fourth and fifth anniversaries of the date of grant. Vesting is generally based upon continued employment through the vesting date.

(5)	One-time special stock option grant awarded in connection with the Spin-Off as described on page .

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
December 31, 2008

	Option Awards					Stock Awards
								Equity
								Incentive
								Plan	Equity
			Equity					Awards:	Incentive
			Incentive			Number		Number of	Plan
			Plan			of		Unearned	Awards:
			Awards:			Shares	Market	Shares,	Market or
	Number of	Number of	Number of			or Units	Value of	Units or	Payout Value
	Securities	Securities	Securities			of Stock	Shares or	Other	of Unearned
	Underlying	Underlying	Underlying			That	Units of	Rights	Shares, Units or
	Unexercised	Unexercised	Unexercised	Option		Have	Stock That	That	Other Rights
	Options	Options	Unearned	Exercise	Option	Not	Have Not	Have Not	That Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable(1)	Unexercisable(1)	(#)	($)	Date	(#)(1)	($)(2)	(#)(1)	($)(2)

Richard E. Anthony(3)						—	—	38,032	$315,666
	34,718	—	—	$8.44	01/19/2010	10,845	$90,014	—	—
	856,347	—	—	8.27	06/28/2010	8,549	70,957	—	—
	27,356	—	—	12.35	01/16/2011	32,968	461,552	—	—
	49,685	—	—	12.38	04/28/2012	—	—	—	—
	97,666	—	—	12.01	01/20/2014	—	—	—	—
	122,130	—	—	12.53	01/20/2015	—	—	—	—
	139,308	69,657	—	12.93	01/30/2016	—	—	—	—
	27,454	54,915	—	14.92	01/31/2017	—	—	—	—
		750,000		13.18	01/31/2018
		131,872		13.18	01/31/2018
Thomas J. Prescott(4)	44,894	—	—	10.69	02/08/2009	4,301	35,698	—	—
	24,425	—	—	8.44	01/19/2010	2,849	23,647	—	—
	856,347	—	—	8.27	06/28/2010	11,011	91,391	—	—
	34,108	—	—	12.35	01/16/2011	—	—	—	—
	33,324	—	—	12.38	04/28/2012	—	—	—	—
	56,229	—	—	12.01	01/20/2014	—	—	—	—
	28,557	—	—	12.53	01/20/2015	—	—	—	—
	55,240	27,621	—	12.93	01/30/2016	—	—	—	—
	9,152	18,304	—	14.92	01/31/2017	—	—	—	—
		225,000		13.18	01/31/2018
		44,046		13.18	01/31/2018
Frederick L. Green, III(5)	76,649	—	—	10.69	02/08/2009	4,541	37,690	—	—
	42,802	—	—	8.44	01/19/2010	10,440	86,652	—	—
	34,108	—	—	12.35	01/16/2011	3,205	26,602	—	—
	21,631	—	—	12.38	04/28/2012	16,598	137,763	—	—
	35,928	—	—	12.01	01/20/2014	—	—	—	—
	21,408	—	—	11.65	02/02/2014	—	—	—	—
	30,083	—	—	12.53	01/20/2015	—	—	—	—
	58,327	29,168	—	12.93	01/30/2016	—	—	—	—
	10,616	21,231	—	14.92	01/31/2017	—	—	—	—
		400,000		13.18	01/31/2018
		66,391		13.18	01/31/2018
Elizabeth R. James(6)	40,515	—	—	10.69	02/08/2009	4,478	37,167	—	—
	22,029	—	—	8.44	01/19/2010	2,939	24,394	—	—
	856,347	—	—	8.27	06/28/2010	11,125	92,338	—	—
	35,527	—	—	12.35	01/16/2011	—	—	—	—
	36,354	—	—	12.38	04/28/2012	—	—	—	—
	59,978	—	—	12.01	01/20/2014	—	—	—	—
	30,533	—	—	26.82	01/20/2015	—	—	—	—
	57,516	28,761	—	12.93	01/30/2016	—	—	—	—
	9,441	18,882	—	14.92	01/31/2017	—	—	—	—
		225,000		13.18	01/31/2018
		44,501		13.18	01/31/2018
Mark G. Holladay(7)	40,515			10.69	02/08/2009	1,862	15,455
	22,029			8.44	01/19/2010	1,232	10,226
	642,260			8.27	06/28/2010	4,780	39,674
	15,632			12.35	01/16/2011
	19,850			12.38	04/28/2012
	24,990			12.01	01/20/2014
	12,961			12.53	01/21/2015
	23,916	11,958		12.93	10/30/2016
	3,955	7,911		14.92	01/31/2017
		175,000		13.18	01/31/2018
		19,121		13.18	01/31/2018

(1)	In connection with the Spin-Off, each named executive officer received approximately .483921 of a share of TSYS stock for each share of Synovus restricted stock held by the executive. The TSYS stock received by each executive in connection with the Spin-Off is subject to the same restrictions and conditions as the Synovus restricted stock. As a result of this distribution of TSYS stock, as of December 31, 2008, Mr. Anthony held 28,288 restricted shares of TSYS with a market value of $396,032, Mr. Prescott held 3,459 restricted shares of TSYS with a market value of $48,426, Mr. Green held 8,847 restricted shares of TSYS with a market value of $123,858, Ms. James held 3,588 restricted shares of TSYS with a market value of $50,232, and Mr. Holladay held 1,496 restricted shares of TSYS with a market value of $20,944. The TSYS restricted shares are not reflected in the table.

(2)	Market value is calculated based on the closing price of Synovus’ common stock on December 31, 2008 of $8.30.

(3)	With respect to Mr. Anthony’s unexercisable stock options, the 69,657 options vest on January 31, 2009, the 54,915 options vest in equal installments on January 31, 2009 and January 31, 2010, the 131,872 options vest in equal installments on January 31, 2009, January 31, 2010 and January 31, 2011; and the 750,000 options vest in equal installments on January 31, 2011, January 31, 2012 and January 31, 2013. With respect to Mr. Anthony’s restricted stock awards that have not vested, the 10,845 restricted share grant will vest on January 31, 2009; the 8,549 restricted share grant vests in equal installments on January 31, 2009 and January 31, 2010, and the 32,968 restricted stock unit grant vests in three equal installments on January 31, 2009, January 31, 2010 and January 31, 2011. Because Mr. Anthony meets the criteria for retirement eligibility (age 62 with 15 years of service), he will vest in the 32,968 restricted stock unit grant upon his retirement. In addition, the performance-based restricted stock award of 63,386 shares granted to Mr. Anthony in 2005 vests as follows: the restricted shares have seven one-year performance periods (2005-2011). During each performance period, the Compensation Committee establishes an earnings per share goal and, if such goal is attained during any performance period, 20% of the restricted shares will vest. As of December 31, 2008, 38,032 of the 63,386 restricted shares have not vested.

(4)	With respect to Mr. Prescott’s unexercisable stock options, the 27,621 options vest on January 21, 2009, the 18,304 options vest in equal installments on January 31, 2009 and January 31, 2010, the 44,046 options vest in equal installments on January 31, 2009, January 31, 2010 and January 31, 2011; and the 225,000 options vest in equal installments on January 31, 2011, January 31, 2012 and January 31, 2013. With respect to Mr. Prescott’s restricted stock awards that have not vested, the 4,301 restricted share grant vests on January 21, 2009, the 2,849 restricted share grant vests in equal installments on January 31, 2009 and January 31, 2010, and the 11,011 restricted stock unit grant vests in equal installments of one-third each on January 31, 2009, January 31, 2010 and January 31, 2011.

(5)	With respect to Mr. Green’s unexercisable stock options, the 29,168 options vest on January 21, 2009, the 21,231 options vest in equal installments on January 31, 2009 and January 31, 2010, the 66,391 options vest in equal installments on January 31, 2009, January 31, 2010 and January 31, 2011; and the 400,000 options vest in equal installments on January 31, 2011, January 31, 2012 and January 31, 2013. With respect to Mr. Green’s restricted stock awards that have not vested, the 4,541 restricted share grant vests on January 31, 2009, the 10,440 restricted share grant vests in equal installments on January 21, 2009 and January 21, 2010, the 3,205 restricted share grant vests in equal installments on January 31, 2009 and January 31, 2010, and the 16,598 restricted stock unit grant vests in equal installments of one-third each on January 31, 2009, January 31, 2010 and January 31, 2011.

(6)	With respect to Ms. James’ unexercisable stock options, the 28,761 options vest on January 31, 2009, the 18,882 options vest in equal installments on January 31, 2009 and January 31, 2010, the 44,501 options vest in equal installments on January 31, 2009, January 31, 2010 and January 31, 2011; and the 225,000 options vest in equal installments on January 31, 2011, January 31, 2012 and January 31, 2013. With respect to Ms. James’ restricted stock awards that have not vested, the 4,478 restricted share grant vests on January 31, 2009, the 2,939 restricted share grant vests in equal installments on January 31, 2009 and January 31, 2010, and the 11,125 restricted stock unit grant vests in equal installments of one-third each on January 31, 2009, January 31, 2010 and January 31, 2011.

(7)	With respect to Mr. Holladay’s unexercisable stock options, the 11,958 options vest on January 31, 2009, the 7,911 options vest in equal installments on January 31, 2009 and January 31, 2010, the 19,121 options vest in equal installments on January 31, 2009, January 31, 2010 and January 31, 2011; and the 175,000 options vest in equal installments on January 31, 2011, January 31, 2012 and January 31, 2013. With respect to Mr. Holladay’s restricted stock awards that have not vested, the 1,862 share grant vests on January 31, 2009, the 1,232 share grant vests in equal installments on January 31, 2009 and January 31, 2010, and the 4,780 restricted stock unit grant vests in equal installments on January 31, 2009, January 31, 2011 and January 31, 2012.

OPTION EXERCISES AND STOCK VESTED
for the Year Ended December 31, 2008

The following table sets forth the number and corresponding value realized during 2008 with respect to stock options that were exercised and restricted shares that vested for each named executive officer.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)

Richard E. Anthony	127,749	$84,314	10,845	$143,262
			4,276	56,486
Thomas J. Prescott			4,300	56,803
			1,426	18,837
			4,446	48,328
Frederick L. Green, III	76,649	50,588	4,541	59,987
			1,653	21,836
			5,220	56,741
			4,684	50,915
Elizabeth R. James			4,478	59,154
			1,470	19,419
			4,754	51,676
Mark G. Holladay			1,861	24,584
			617	8,150
			1,976	21,479

(1)	Reflects the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

(2)	Reflects the fair market value of the underlying shares as of the vesting date.

NONQUALIFIED DEFERRED COMPENSATION
for the Year Ended December 31, 2008

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)	($)(1)	($)	($)	($)(2)(3)

Richard E. Anthony	—	$48,876	$(400,085)	—	$578,136
Thomas J. Prescott	—	10,991	(224,553)	—	344,769
Frederick L. Green, III	—	23,248	(189,669)	—	331,210
Elizabeth R. James	—	14,071	(160,692)	—	306,455
Mark G. Holladay	—	5,951	(85,552)	—	235,219

(1)	The amount in this column is reported in the Summary Compensation Table for 2008 as “All Other Compensation.”

(2)	Of the balances reported in this column, the amounts of $22,692, $213,185, $184,597, $196,061 and $123,644 with respect to Messrs. Anthony, Prescott and Green and Ms. James and Mr. Holladay, respectively, were reported in the Summary Compensation Table as “All Other Compensation” in previous years. In addition, Mr. Anthony’s balance includes losses on deferred director fees of ($23,222), with a year-end balance of $30,130.

(3)	Each named executive officer is 100% vested and will therefore receive his or her account balance in Synovus’ nonqualified deferred compensation plan upon his or her termination of employment for any reason.

The Deferred Plan replaces benefits lost by executives under the qualified retirement plans due to IRS limits. Executives are also permitted to defer all or a portion of their base salary or short-term incentive award, although no named executive officers did so for the last fiscal year. Amounts deferred under the Deferred Plan are deposited into a rabbi trust, and executives are permitted to invest their accounts in mutual funds that are generally the same as the mutual funds available in the qualified 401(k) plan. Deferred Plan participants may elect to withdraw their accounts as of a specified date or upon their termination of employment. Distributions can be made in a single lump sum or in annual installments over a 2-10 year period, as elected by the executive. The Directors Deferred Compensation Plan permits directors to elect to defer director fees pursuant to similar distribution and investment alternatives as the Deferred Plan.

POTENTIAL PAYOUTS UPON CHANGE-IN-CONTROL

Synovus has entered into change of control agreements with its named executive officers. Under these agreements, benefits are payable upon the occurrence of two events (also known as a “double trigger”). The first event is a change of control and the second event is the actual or constructive termination of the executive within two years following the date of the change of control. “Change of control” is defined, in general, as the acquisition of 20% of Synovus’ stock by any “person” as defined under the Securities Exchange Act, turnover of more than one-third of the Board of Directors of Synovus, or a merger of Synovus with another company if the former shareholders of Synovus own less than 60% of the surviving company. For purposes of these agreements, a constructive termination is a material adverse reduction in an executive’s position, duties or responsibilities, relocation of the executive more than 35 miles from where the executive is employed, or a material reduction in the executive’s base salary, bonus or other employee benefit plans.

In the event payments are triggered under the agreements, each executive will receive three times his or her base salary as in effect prior to the termination, three times a percentage of his or her base salary equal to the average short-term incentive award percentage earned over the previous three calendar years prior to the termination, as well as a pro rata short-term incentive award calculated at target for the year of termination. These amounts are paid to the executive in a single lump-sum cash payment. Each executive will also receive health and welfare benefits for a three year period following the second triggering event. The following table quantifies the estimated amounts that would be payable under the change of control agreements, assuming the triggering events occurred on December 31, 2008.

		Average	Pro-Rata
		3-Yrs	Target
	3x	Short-Term	Short-Term	Health &	Stock	Stock	Excise Tax
	Base	Incentive	Incentive	Welfare	Award	Option	Gross-
	Salary	Award	Award	Benefits	Vesting(1)	Vesting(2)	up(3)	Total

Richard E. Anthony	$2,784,600	$1,624,350	$928,200	$52,740	$1,146,303	$0	$0	$6,536,193
Thomas J. Prescott	1,161,000	474,075	270,900	52,740	199,162	0	0	2,157,877
Frederick L. Green, III	1,686,300	836,124	477,785	52,740	386,233	0	0	3,439,182
Elizabeth R. James	1,293,000	527,931	301,700	52,740	204,131	0	0	2,379,502
Mark G. Holladay	945,000	330,750	220,500	52,740	86,290	0	0	1,715,080

(1)	Estimated by multiplying number of stock awards that vest upon change of control by fair market value on December 31, 2008. Stock awards also vest upon death or disability, and the January 31, 2008 restricted stock unit award also vests upon retirement (age 62 with 15 years of service). Mr. Anthony is the only named executive officer who is currently eligible for retirement.

(2)	Estimated by multiplying number of options that vest upon change of control by difference in fair market value on December 31, 2008 and exercise price. Because the fair market value of Synovus stock on December 31, 2008 exceeded the exercise price of all unexercised options held by each named executive officer, amount is estimated at zero for each named executive officer. Excluding the Spin-Off stock option grant made on January 31, 2008, stock options also vest upon retirement (age 62 with 15 years of service), death, disability, or involuntary termination not for cause.

(3)	As described under “TARP Related Actions” on page , the change of control agreements for named executives were amended on December 19, 2008 to limit benefits so that no excise tax will apply. Under the above table, however, no excise tax would have been imposed on any of the named executives, regardless of the amendments.

Executives who receive these benefits are subject to a confidentiality obligation with respect to secret and confidential information about Synovus they know. There are no provisions regarding a waiver of this confidentiality obligation. No perquisites or other personal benefits are payable under the change of control agreements.

POTENTIAL PAYOUTS UNDER VARIOUS TERMINATION SCENARIOS

The following table compares the amounts payable to the CEO under various termination scenarios within 12 months. As described above, neither the CEO (nor any of the other named executive officers) has an employment agreement, so that the only amounts payable upon termination (other than the amounts set forth in the change of control agreement) are long-term incentives that vest upon retirement and the deferred compensation account balance.

			“Not For Cause”		Change of Control
	Termination		Termination		Termination

Base Salary	$0		$0		$2,784,600
Bonus	0		0		2,552,550
Stock Options(1)	0		0		0
Restricted Stock	273,34	(2)	273,634	(2)	1,146,303
Health/Welfare	0		0		52,740
Perks	0		0		0
Deferred Compensation(3)	578,136		578,136		578,136
SERP	N/A		N/A		N/A

Total	$851,770		$851,770		$7,114.329

(1)	Estimated by multiplying the number of options that vest by difference in fair market value and exercise price on December 31, 2008. As of December 31, 2008, exercise price exceeds fair market value of all outstanding shares.

(2)	Estimated by multiplying number of restricted units that vest upon retirement (32,698) by closing price on December 31, 2008 ($8.30).

(3)	Estimated based upon deferred compensation account balance as of December 31, 2008.

CERTAIN RELATIONSHIPS AND
RELATED TRANSACTIONS

Related Party Transaction Policy

Synovus’ Board of Directors has adopted a written policy for the review, approval or ratification of certain transactions with related parties of Synovus, which policy is administered by the Corporate Governance and Nominating Committee. Transactions that are covered under the policy include any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which: (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) Synovus is a participant, and (3) any related party of Synovus (such as an executive officer, director, nominee for election as a director or greater than 5% beneficial owner of Synovus stock, or their immediate family members) has or will have a direct or indirect interest.

Among other factors considered by the Committee when reviewing the material facts of related party transactions, the Committee must take into account whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Certain categories of transactions have standing pre-approval under the policy, including the following:

•	the employment of non-executive officers who are immediate family members of a related party of Synovus so long as the annual compensation received by this person does not exceed $250,000, which employment is reviewed by the Committee at its next regularly scheduled meeting; and

•	certain limited charitable contributions by Synovus, which transactions are reviewed by the Committee at its next regularly scheduled meeting.

The policy does not apply to certain categories of transactions, including the following:

•	certain lending transactions between related parties and Synovus and any of its banking and brokerage subsidiaries;

•	certain other financial services provided by Synovus or any of its subsidiaries to related parties, including retail brokerage, deposit relationships, investment banking and other financial advisory services; and

•	transactions which occurred, or in the case of ongoing transactions, transactions which began, prior to the date of the adoption of the policy by the Synovus Board.

Related Party Transactions

During 2008, Synovus’ executive officers and directors (including their immediate family members and organizations with which they are affiliated) were also customers of Synovus and/or its subsidiaries. In management’s opinion, the lending relationships with these directors and officers were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other customers and do not involve more than normal collection risk or present other unfavorable features. In addition to these lending relationships, some directors and their affiliated organizations provide services or otherwise do business with Synovus and its subsidiaries, and we in turn provide services, including retail brokerage and other financial services, or otherwise do business with the directors and their organizations, in each case in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other nonaffiliated persons.

Total Technology Ventures and Related Funds

As of December 31, 2008, Synovus owned a 60% membership interest in Total Technology Ventures, LLC (“TTV”) and Gardiner W. Garrard, III, the son of Gardiner W. Garrard, Jr., a director of Synovus, owned a 20% membership interest in TTV. Gardiner W. Garrard, III also serves as a managing partner of TTV and received $250,000 in compensation during 2008 for this role. In addition to their ownership in TTV, each of Synovus and Gardiner W. Garrard III owns interests in TTP Fund, L.P. (“Fund I”) and TTP Fund II, L.P. (“Fund II”), two private investment funds engaged in private equity investment transactions. Synovus holds approximately 79.8% of the limited partnership interests in Fund I and has a 5% profit allocation from Fund I. Synovus holds approximately 74.9% of the limited partnership interests in Fund II and, through its ownership interest in the general partner of Fund II, is entitled to receive approximately 15% of any profit allocation distributions made by Fund II. Gardiner W. Garrard, III owns an interest in the general partners of, Fund I and Fund II. Through these ownership interests, he is entitled to receive 47.4% and 42.5%, respectively, of any profit allocations made by Fund I and Fund II to their general partners.

The general partners of Fund I and Fund II have entered into agreements with TTV pursuant to which TTV provides investment management administrative services to each general partner. The management fee payable quarterly to TTV for investment advisory services is equal to the management fee received quarterly by each general partner from Fund I and Fund II, respectively, subject to certain adjustments and reductions. The aggregate management fees paid to TTV by the general partners of Fund I and Fund II during 2008 were $626,827 and $1,802,272, respectively.

Effective as of January 1, 2009, Synovus sold 11% of its interests in TTV to Gardiner W. Garrard, III and an unrelated third party for a total purchase price of $242,782 in cash (the “TTV Sale”), reducing Synovus’ percentage interest in TTV to 49% and increasing Mr. Garrard’s interest in TTV to 25.5%. The Committee reviewed the material terms of the TTV Sale in accordance with Synovus’ related party transactions policy and determined that the TTV Sale was on terms no less favorable to Synovus than terms generally available to an unaffiliated party under the same or similar circumstances.

Total System Services, Inc.

On December 31, 2007, pursuant to an Agreement and Plan of Distribution, CB&T, a wholly owned banking subsidiary of Synovus, distributed its approximately 80.8% ownership interest in Total System Services, Inc. (“TSYS”) to Synovus and Synovus distributed all of those shares to Synovus shareholders in the Spin-Off. After this time, TSYS became a fully independent, publicly owned company. Phil Tomlinson, a director of Synovus, is the Chairman of the Board and Chief Executive Officer of TSYS. Richard E. Anthony, Chairman of the Board and Chief Executive Officer of Synovus, is a director of TSYS.

During 2008, Synovus and TSYS were parties to a Transition Services Agreement which was entered into in connection with the Spin-Off pursuant to which each party provided certain services to the other for a specified period during 2008. The services provided by Synovus to TSYS included human resource services, payroll services, corporate education services, investor relations services, legal services and tax services for which TSYS paid Synovus a fee of $3,211,987. The services provided by TSYS to Synovus included telecommunications services and legal services for which Synovus paid TSYS a fee of $1,005,218.

During 2008, TSYS provided electronic payment processing services to certain banking subsidiaries of Synovus, totaling $4,083,204 for electronic payment processing services and $9,068,303 for other data processing, software and business process management services. Synovus and its subsidiaries also paid TSYS an aggregate of $2,173,071 in miscellaneous reimbursable items such as data links, network services and postage, primarily related to processing services, in 2008.

In addition, Synovus and CB&T leased office space from TSYS in 2008 under various lease agreements, resulting in aggregate payments of $1,255,552 to TSYS during 2008. CB&T and other Synovus subsidiaries also paid subsidiaries of TSYS $455,125 for debt collection services and $554,361 for printing services in 2008.

All of the transactions set forth above between TSYS and Synovus and its subsidiaries are comparable to those provided by between similarly situated unrelated third parties in similar transactions. The payments to Synovus by TSYS and the payments to TSYS by Synovus represent less than 2% of TSYS’ 2008 gross revenues.

W.C. Bradley Co.

Synovus leased various properties in Columbus, Georgia from W.C. Bradley Co. for office space and storage during 2008. The rent paid for the space was $2,124,252. The terms of the lease agreements are comparable to those provided for between similarly situated unrelated third parties in similar transactions.

Synovus is a party to a Joint Ownership Agreement with TSYS and W.C.B. Air L.L.C. pursuant to which they jointly own or lease aircraft. W.C. Bradley Co. owns all of the limited liability interests of W.C. B. Air. The parties have each agreed to pay fixed fees for each hour they fly the aircraft owned and/or leased pursuant to the Joint Ownership Agreement. Synovus paid $1,768,411 for use of the aircraft during 2008. The charges payable by Synovus in connection with its use of this aircraft approximate charges available to unrelated third parties in the State of Georgia for use of comparable aircraft for commercial purposes.

James H. Blanchard, a director of Synovus, is a director of W.C. Bradley Co. James D. Yancey, Chairman of the Board of CB&T and a director of Synovus, is a director of W.C. Bradley Co. William B. Turner, Jr., Vice Chairman of the Board and Retired President of W.C. Bradley Co., is a director of Synovus and CB&T. John T. Turner, William B. Turner, Jr.’s brother, is a director of W.C. Bradley Co. and a director of CB&T. The payments to W.C. Bradley Co. by Synovus and its subsidiaries and the payments to Synovus and its subsidiaries by W.C. Bradley Co. represent less than 2% of W.C. Bradley Co.’s 2008 gross revenues.

Other Related Party Transactions

During 2008, a banking subsidiary of Synovus leased office space in Daniel Island, South Carolina from DIBS Holdings, LLC for $202,331. Frank W. Brumley, a director of Synovus, is managing member of and holds a 30% equity interest in DIBS Holdings, LLC. The terms of the lease agreement are comparable to those provided for between similarly situated unrelated third parties in similar transactions.

During 2008, Synovus and its wholly owned subsidiaries paid to Communicorp, Inc $414,889, for printing, marketing and promotional services, which payments are comparable to payments between similarly situated unrelated third parties for similar services. Communicorp is a wholly owned subsidiary of Aflac Incorporated. Daniel P. Amos, a director of Synovus, is Chief Executive Officer and a director of Aflac. The payments to Aflac by Synovus and its subsidiaries represent less than 2% of Aflac’s 2008 gross revenues.

William Russell Blanchard, a son of director James H. Blanchard, was employed by a subsidiary of Synovus as a retail banking executive during 2008. William Russell Blanchard received $218,440 in compensation during 2008. William Fray McCormick, the son-in-law of director Richard Y. Bradley, was employed by a subsidiary of Synovus as a trust officer during 2008. Mr. McCormick received $123,620 in compensation for his services during the year. The compensation received by the employees listed above is determined under the standard compensation practices of Synovus.

The Transition Services Agreement between Synovus and TSYS and the TTV Sale were each approved pursuant to Synovus’ Related Party Transaction Policy. None of the other transactions described above required review, approval or ratification under Synovus’ Related Party Transaction Policy as they occurred or began prior to the adoption of the policy by the Synovus Board.

Other Information About Board Independence

In addition to the information set forth under the caption “Related Party Transactions” above, the Board also considered the following relationships in evaluating the independence of Synovus’ independent directors and determined that none of the relationships constitute a material relationship with Synovus:

•	Synovus provided lending and/or other financial services to each of Messrs. Amos, Bradley, Brumley, Goodrich, Hansford, Lampton, Page, Purcell, Stith, Turner and Yancey and Ms. Camp and Ms. Ogie, their immediate family members and/or their affiliated organizations during 2008 in the ordinary course of business and on substantially the same terms as those available to unrelated parties. These relationships meet the Board’s categorical standards for independence;

•	Two immediate family members of Mr. Turner were compensated as non-executive employees of Synovus during 2008, which employment was in accordance with the Board’s categorical standards for independence; and

•	Entities affiliated with Mr. Amos made minimal payments to or received payments from Synovus for services in the ordinary course of business during 2008, which payments did not approach the 2% of consolidated gross revenues threshold set forth in the Board’s categorical standards for independence.

PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of Synovus common stock held by the only known holders of more than 5% of the outstanding shares of Synovus common stock as of December 31, 2008.

Percentage of
	Shares of	Outstanding Shares
	Synovus Stock	of Synovus
Name and Address	Beneficially Owned	Stock Beneficially
of Beneficial	as of	Owned as
Owner	12/31/08	of 12/31/08

Synovus Trust Company, N.A.(1)	47,501,473(2)	14.38%
1148 Broadway
Columbus, Georgia 31901
Wells Fargo & Company	23,087,514(3)	6.99%
420 Montgomery Street
San Francisco, California 94163

(1)	The shares of Synovus stock held by Synovus Trust Company are voted by the President of Synovus Trust Company.

(2)	As of December 31, 2008, the banking, brokerage, investment advisory and trust company subsidiaries of Synovus, including CB&T through its wholly owned subsidiary, Synovus Trust Company, held in various fiduciary or advisory capacities a total of 47,522,355 shares of Synovus stock as to which they possessed sole or shared voting or investment power. Of this total, Synovus Trust Company held 42,232,296 shares as to which it possessed sole voting power, 44,266,249 shares as to which it possessed sole investment power, 157,735 shares as to which it possessed shared voting power and 2,492,456 shares as to which it possessed shared investment power. The other banking, brokerage, investment advisory and trust subsidiaries of Synovus held 20,882 shares as to which they possessed sole or shared investment power. Synovus and its subsidiaries disclaim beneficial ownership of all shares of Synovus stock which are held by them in various fiduciary, advisory, non-advisory or agency capacities.

(3)	As of December 31, 2008, Wells Fargo & Company and its subsidiaries held 14,371,138 shares of Synovus stock as to which they possessed sole voting power, 1,000 shares as to which they possessed shared voting power, 22,809,994 shares as to which they possessed sole investment power and 103,226 shares as to which they possessed shared investment power. Of this total, Metropolitan West Capital Management, LLC, an investment advisory subsidiary of Wells Fargo & Company, beneficially owned a total of 19,875,805 shares of Synovus stock, 11,591,239 shares of which it possessed sole voting power and all of which it possessed sole investment power.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Synovus’ officers and directors, and persons who own more than ten percent of Synovus stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish Synovus with copies of all Section 16(a) forms they file.

To Synovus’ knowledge, based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, Synovus believes that during the fiscal year ended December 31, 2008 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that each of Messrs. Anthony, Green and Turner reported one transaction late.

SHAREHOLDER PROPOSALS AND NOMINATIONS

In order for a shareholder proposal to be considered for inclusion in Synovus’ Proxy Statement for the 2010 Annual Meeting of Shareholders, the written proposal must be received by the Corporate Secretary of Synovus at the address below. The Corporate Secretary must receive the proposal no later than November 13, 2009. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary
Synovus Financial Corp.
1111 Bay Avenue, Suite 500
Columbus, Georgia 31901

For a shareholder proposal that is not intended to be included in Synovus’ Proxy Statement for the 2010 Annual Meeting of Shareholders, or if you want to nominate a person for election as a director, you must provide written notice to the Corporate Secretary at the address above. The Secretary must receive this notice not earlier than November 23, 2009 and not later than December 23, 2009. The notice of a proposed item of business must provide information as required in the bylaws of Synovus which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; your name, address, and number of shares you own beneficially or of record; and any material interest you have in the proposal.

The notice of a proposed director nomination must provide information as required in the bylaws of Synovus which, in general, require that the notice of a director nomination include your name, address and the number of shares you own beneficially or of record; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares owned beneficially or of record by the nominee, as well as information on any hedging activities or derivative positions held by the nominee with respect to Synovus shares. It must also include the information that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws. You must submit the nominee’s consent to be elected and to serve as well as a statement whether each nominee, if elected, intends to tender promptly following such person’s failure to receive the required vote for election or re-election, an irrevocable resignation effective upon acceptance by the Board of Directors, in accordance with Synovus’ Corporate Governance Guidelines. A copy of the bylaw requirements will be provided upon request to the Corporate Secretary at the address above.

GENERAL INFORMATION

Financial Information

A copy of Synovus’ 2008 Annual Report on Form 10-K will be furnished, without charge, by writing to the Corporate Secretary, Synovus Financial Corp., 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901. The Form 10-K is also available on Synovus’ home page on the Internet at www.synovus.com. See “Financial Reports — SEC Filings” under the “Investor Relations” page.

Solicitation of Proxies

Synovus will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Synovus by directors, officers or employees by mail, in person or by telephone, facsimile or other electronic means. Synovus will reimburse brokerage firms, nominees, custodians, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners.

Householding

The Securities and Exchange Commission’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. Synovus and certain intermediaries are householding proxy materials for shareholders of record in connection with the Annual Meeting. This means that:

•	Only one Annual Report and Proxy Statement will be delivered to multiple shareholders sharing an address unless you notify your broker or bank to the contrary;

•	You can contact Synovus by calling (706) 649-5220 or by writing Director of Investor Relations, Synovus Financial Corp., P.O. Box 120, Columbus, Georgia 31902 to request a separate copy of the Annual Report and Proxy Statement for the 2009 Annual Meeting and for future meetings or, if you are currently receiving multiple copies, to receive only a single copy in the future or you can contact your bank or broker to make a similar request; and

•	You can request delivery of a single copy of Annual Reports or Proxy Statements from your bank or broker if you share the same address as another Synovus shareholder and your bank or broker has determined to household proxy materials.

APPENDIX A

SYNOVUS FINANCIAL CORP.
DIRECTOR INDEPENDENCE STANDARDS

The following independence standards have been approved by the Board of Directors and are included within Synovus’ Corporate Governance Guidelines.

A majority of the Board of Directors will be independent directors who meet the criteria for independence required by the NYSE. The Corporate Governance and Nominating Committee will make recommendations to the Board annually as to the independence of directors as defined by the NYSE. To be considered independent under the NYSE Listing Standards, the Board must determine that a director does not have any direct or indirect material relationship with the Company. The Board has established the following standards to assist it in determining director independence. A director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company or an immediate family member is, or has been within the last three years, an executive officer of the Company.

•	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). (Compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) is not taken into consideration under this independence standard).

•	(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues. (The principal amount of loans made by the Company to any director or immediate family member shall not be taken into consideration under this independence standard; however, interest payments or other fees paid in association with such loans would be considered payments.)

The following relationships will not be considered to be material relationships that would impair a director’s independence:

•	The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services (including financial services) in an amount which, in the prior fiscal year, is less than the greater of $1 million, or 2% of such other company’s consolidated gross revenues. (In the event this threshold is exceeded, and where applicable in the standards set forth below, the three year “look back” period referenced above will apply to future independence determinations).

A-1

•	The director or an immediate family member of the director is a partner of a law firm that provides legal services to the Company and the fees paid to such law firm by the Company in the prior fiscal year were less than the greater of $1 million, or 2% of the law firm’s total revenues.

•	The director or an immediate family member of the director is an executive officer of a tax exempt organization and the Company’s contributions to the organization in the prior fiscal year were less than the greater of $1 million, or 2% of the organization’s consolidated gross revenues.

•	The director received less than $120,000 in direct compensation from the Company during the prior twelve month period, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	The director’s immediate family member received in his or her capacity as an employee of the Company (other than as an executive officer of the Company), less than $250,000 in direct compensation from the Company in the prior fiscal year, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	The director or an immediate family member of the director has, directly, in his or her individual capacities, or, indirectly, in his or her capacity as the owner of an equity interest in a company of which he or she is not an employee, lending relationships, deposit relationships or other banking relationships (such as depository, trusts and estates, private banking, investment banking, investment management, custodial, securities brokerage, insurance, cash management and similar services) with the Company provided that:

1) Such relationships are in the ordinary course of business of the Company and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and

2) With respect to extensions of credit by the Company’s subsidiaries:

(a) such extensions of credit have been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve, Sections 23A and 23B of the Federal Reserve Act and Section 13(k) of the Securities Exchange Act of 1934; and

(b) no event of default has occurred under the extension of credit.

For relationships not described above or otherwise not covered in the above examples, a majority of the Company’s independent directors, after considering all of the relevant circumstances, may make a determination whether or not such relationship is material and whether the director may therefore be considered independent under the NYSE Listing Standards. The Company will explain the basis of any such determinations of independence in the next proxy statement.

For purposes of these independence standards an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

For purposes of these independence standards “Company” includes any parent or subsidiary in a consolidated group with the Company.

A-2

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEMS 1.1 THROUGH 1.18 AND “FOR” ITEMS 2 AND 3.

PROXY	CERTIFICATE OF BENEFICIAL OWNER

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS LISTED BELOW.

1. To elect the following 18 nominees as directors::	For	Against	Abstain
1.1 Daniel P. Amos	☐	☐	☐
1.2 Richard E. Anthony	☐	☐	☐
1.3 James H. Blanchard	☐	☐	☐
1.4 Richard Y. Bradley	☐	☐	☐
1.5 Frank W. Brumley	☐	☐	☐
1.6 Elizabeth W. Camp	☐	☐	☐
1.7 Gardiner W. Garrard, Jr.	☐	☐	☐
1.8 T. Michael Goodrich	☐	☐	☐
1.9 Frederick L. Green, III	☐	☐	☐
1.10 V. Nathaniel Hansford	☐	☐	☐
1.11 Mason H. Lampton	☐	☐	☐
1.12 Elizabeth C. Ogie	☐	☐	☐
1.13 H. Lynn Page	☐	☐	☐
1.14 Neal Purcell	☐	☐	☐
1.15 Melvin T. Stith	☐	☐	☐
1.16 Philip W. Tomlinsin	☐	☐	☐
1.17 William B. Turner, Jr.	☐	☐	☐
1.18 James D. Yancey	☐	☐	☐

	For	Against	Abstain
2. To ratify the appointment of KPMG LLP as Synovus’ independent auditor for the year 2009.	☐	☐	☐

	For	Against	Abstain

3. To approve the compensation of Synovus’ named executive officers as determined by the Compensation Committee.	☐	☐	☐
PLEASE BE SURE TO SIGN AND DATE THIS PROXY.
INSTRUCTIONS: Please provide the required information. THIS CERTIFICATE MUST BE SIGNED TO BE VALID. If you do not complete and sign this Certificate of Beneficial Owner, your shares covered by the Proxy to the left will be voted on the basis of one vote per share.

	Yes	No
A.
Are you the beneficial owner, in all capacities, of more than 1,139,063 shares of Synovus Common Stock?
If you answered “No” to Question A, do not answer B or C. Your shares represented by the Proxy to the left are entitled to ten votes per share.
	☐	☐

	Yes	No
B.
If your answer to Question A was “Yes”, have you acquired more than 1,139,063 shares of Synovus Common Stock since February 13, 2005 (including shares received as a stock dividend)?
If you answered “No” to Question B, do not answer Question C.Your shares represented by the Proxy on the reverse side are entitled to ten votes per share.
	☐	☐

C.	If you answered “Yes” to Question B, please describe below the date and nature of your acquisition of all shares of Synovus Common Stock you have acquired since February 13, 2005 (including shares acquired as a result of a stock dividend). Your response to Question C will determine which of the shares represented by the Proxy will be entitled to ten votes per share.

To the best of my knowledge and belief, the information provided herein is true and correct. I understand that the Board of Directors of Synovus Financial Corp. may require me to provide additional information or evidence to document my beneficial ownership of these shares and I agree to provide such evidence if so requested

Mark Here for Address Change or Comments SEE REVERSE	☐

Shareholder sign here		Date	Shareholder sign here		Date

Co-owner sign here		Date	Co-owner sign here		Date
	Sign Here to Vote your Shares			Sign Here to Certify your Shares
NOTE: BOTH SIGNATURE LINES ARE REQUIRED WHEN CERTIFYING YOUR SHARES

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to annual meeting day.

INTERNET
http://www.proxyvoting.com/snv
Use the internet to vote your proxy.
Have your proxy card in hand when
you access the web site.
OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote
your proxy. Have your proxy card in
hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner you marked, signed and returned your proxy card.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner you marked, signed and returned your proxy card.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders
The Proxy Statement and the 2008 Annual Report to Shareholders are available at:
http://www.synovus.com/2009annualmeeting

SYNOVUS FINANCIAL CORP.
POST OFFICE BOX 120, COLUMBUS, GEORGIA 31902-0120
2009 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 23, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
By signing on the reverse side, I hereby appoint Thomas J. Prescott and Liliana C. McDaniel as Proxies, each of them singly and each with power of substitution, and hereby authorize them to represent and to vote as designated below all the shares of common stock of Synovus Financial Corp. held on record by me or with respect to which I am entitled to vote on February 13, 2009 at the 2009 Annual Meeting of Shareholders to be held on April 23, 2009 or any adjournment or postponement thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

The Board of Directors is not aware of any matters likely to be presented for action at the 2009 Annual Meeting of Shareholders other than the matters listed herein. However, if any other matters are properly brought before the Annual Meeting, the persons named in this

Proxy or their substitutes will vote upon such other matters in accordance with their best judgment. This Proxy is revocable at any time prior to its use.

By signing on the reverse side, I acknowledge receipt of NOTICE of the ANNUAL MEETING and the PROXY STATEMENT and hereby revoke all Proxies previously given by me for the ANNUAL MEETING.

IN ADDITION TO VOTING AND SIGNING THE PROXY, YOU MUST ALSO COMPLETE AND SIGN THE CERTIFICATION BELOW TO BE ENTITLED TO TEN VOTES PER SHARE.
(Continued and to be marked, dated and signed on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲

IF YOU DO NOT VOTE BY PHONE OR OVER THE INTERNET, PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE, CERTIFY YOUR SHARES ABOVE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name appears on this Proxy. When shares are held by joint tenants, both must sign. When signing in a fiduciary or representative capacity, give your full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.
You can now access your Synovus Financial Corp. account online.
Access your Synovus Financial Corp. shareholder account online via Investor ServiceDirect® (ISD).
The transfer agent for Synovus Financial Corp. now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends

•	View certificate history	•	Make address changes

•	View book-entry information	•	Obtain a duplicate 1099 tax form

		•	Establish/change your PIN
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
www.bnymellon.com/shareowner/isd

Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.